Exhibit 10.1

JOINT DEVELOPMENT AGREEMENT

BY AND AMONG

BG US PRODUCTION COMPANY, LLC,

EXCO OPERATING COMPANY, LP

AND

EXCO PRODUCTION COMPANY, LP

DATED AUGUST 14, 2009

i

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Section 14.12	Conduct of the Parties; Business Principles	56
Section 14.13	Severability	56
Section 14.14	Non-Compensatory Damages	56
Section 14.15	Excluded Assets	57

APPENDICES AND EXHIBITS

Appendix I	Definitions

Exhibit “A”	East Texas/North Louisiana Area; Excluded Fields
Exhibit “B”	Form of Joint Development Operating Agreement
Exhibit “C”	Form of Secondment Agreement
Exhibit “D”	Development Work Program
Exhibit “E-1”	Calendar Year 2009 Annual Work Program and Budget
Exhibit “E-2”	Draft Calendar Year 2010 Annual Work Program and Budget
Exhibit “F”	Form of Assumption Agreement
Exhibit “G”	Tax Partnership Agreement
Exhibit “H”	Escrow Provisions
Exhibit “I”	Insurance

iii

JOINT DEVELOPMENT AGREEMENT

THIS JOINT DEVELOPMENT AGREEMENT is made this 14th day of August, 2009 (the “Closing Date”) by and among BG US Production Company, LLC, a limited liability company organized and existing under the Laws of Delaware (“BG”), EXCO Production Company, LP, a limited partnership organized and existing under the Laws of Texas (“EPC”), and EXCO Operating Company, LP, a limited partnership organized and existing under the Laws of the State of Delaware (“EOC” and together with EPC, “EXCO”). BG and EXCO shall sometimes be referred to herein together as the “Parties”, and individually as a “Party”. The Parties shall sometimes be referred to herein together in their capacities as working interest owners in the Subject Oil and Gas Assets as the “Development Parties”, and individually as a “Development Party”. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in Appendix I.

RECITALS

WHEREAS, on the Closing Date, BG and EXCO consummated certain transactions contemplated in the Purchase Agreement, which transactions included the purchase by BG and the sale by EXCO of undivided interests in certain Oil and Gas Assets; and

WHEREAS, the Development Parties desire to develop the Subject Oil and Gas Assets located in the East Texas/North Louisiana Area in a coordinated manner using EXCO Operator as operator; and

WHEREAS, the Parties now desire to set forth their respective rights and obligations with respect to all such arrangements.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL AGREEMENTS HEREIN CONTAINED, THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE 1

INTERPRETATION

All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices and Exhibits referred to herein are attached to and by this reference incorporated herein for all purposes. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

ARTICLE 2

CERTAIN OBLIGATIONS

Section 2.1 Carry of Eligible Costs.

(a)	From and after the Closing Date and until the Carry Termination Event, and notwithstanding the terms of any Applicable Operating Agreement to the contrary, BG shall pay seventy-five percent (75%) of EXCO’s share under each Applicable Operating Agreement of all Eligible Costs incurred in accordance with an approved Annual Work Program and Budget or pursuant to a Sole Risk Development Operation undertaken by EXCO with respect to the Deep Rights (all such Eligible Costs that BG is obligated to pay pursuant to this Section 2.1, “Carried Costs”). As used herein, “Carry Termination Event” means the time at which the aggregate amount of Carried Costs paid by BG equals the Carried Cost Obligation. Joint Development Operator shall maintain an accurate record of the Carried Costs paid by BG from time to time, and shall provide each Development Party with a monthly statement showing the Calendar Month and inception to date payments by BG.

(b)	Until the Carry Termination Event, all Carried Costs shall be paid by BG in the same manner and at the same time it pays its share of billings or requests for advances pursuant to Section 2.2. BG shall be entitled to exercise all rights available to the parties under the Applicable Operating Agreements to contest charges and audit the accounts of the operator thereunder with respect to such payments. Any reimbursements for any Carried Costs paid by BG shall be paid by EXCO or the applicable reimbursing party to BG promptly after the determination thereof (and, to the extent reimbursable by Person other than EXCO and paid to EXCO, receipt by EXCO of such amounts), provided that any amounts so reimbursed to BG shall be deducted from the calculation of the Carried Costs paid by BG for purposes of this Agreement, including the determination of the Carry Termination Event. In the event EXCO receives a credit in respect of Carried Costs paid by BG, at the request of BG, EXCO shall request that such credit be paid directly to BG (and any such credit actually paid to BG shall be deducted from the calculation of Carried Costs paid by BG pursuant to this Agreement).

Section 2.2 Payment Procedure.

(a)	In response to each statement or invoice issued by an operator to the Participating Parties in a Development Operation under this Agreement or an Applicable Operating Agreement, each Participating Party shall pay its share of expenditures for the conduct of such Development Operations in accordance with the escrow provisions set forth in Exhibit “H” attached hereto.

(b)	Each Participating Party shall have the right to audit the Joint Development Operator’s and its Affiliates’ accounts with respect to Development Operations in which it participates or is a non-consenting party on the same basis as is provided in Exhibit “C” to the Joint Development Operating Agreement. For the avoidance of doubt, this audit right shall extend to accounts maintained by the Joint Development Operator and its Affiliates with respect to the Escrow Deposit Account and the Operating Trust Account (as that term is defined in Exhibit “H”) and other accounts maintained by the Joint Development Operator and its Affiliates with respect to Development Operations.

Section 2.3 Development Costs. Except as set forth in Section 2.1 above, each Development Party shall bear and pay its proportionate share of all Development Costs incurred from and after the Closing Date in accordance with, and subject to, the terms and conditions of this Agreement and the Applicable Operating Agreements.

ARTICLE 3

SCOPE; PARTICIPATING INTERESTS; OPERATIONS

Section 3.1 Scope. This Agreement shall govern the respective rights and obligations of the Development Parties with respect to the funding, development and operation of the Subject Oil and Gas Assets. This Agreement does not govern: (a) the funding, development or operation of any equipment, fixtures or other assets located downstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, downstream of the outlet flange in the tanks) located on or in the vicinity of the Leases in the Subject Oil and Gas Assets; or (b) the marketing or sale of oil and gas products from the Subject Oil and Gas Assets, all of which are outside the scope of this Agreement.

Section 3.2 Participating Interests.

(a)	As of the Closing Date, the Participating Interests of the Development Parties are as follows:

Development Party	Participating Interest (%)
BG	50.0000
EXCO	50.0000

(b)	If a Development Party Transfers all or any undivided percentage of its Joint Development Interest pursuant to the provisions of this Agreement, the Participating Interests of the Development Parties shall be revised accordingly.

Section 3.3 Operations Subject to Laws, Leases and Operating Agreement. All operations conducted pursuant to this Agreement by Joint Development Operator or any Applicable Operating Agreement by any Party Operator shall be conducted in compliance with the terms and conditions of: (a) all applicable Laws; (b) those Leases upon which such operations are conducted; (c) the Applicable Operating Agreements, to the extent applicable to such operations; and (d) once agreed in accordance with Section 4.10, appropriate HSSE guidelines and principles. Joint Development Operator, while conducting operations under this Agreement, and any Party Operator, while conducting operations under any Applicable Operating Agreement, shall conduct such activities as a reasonably prudent operator, in a good and workmanlike manner with due diligence and dispatch, in accordance with good oilfield practice and appropriate technical standards and guidelines issued by the American Petroleum Institute, the American Society of Mechanical Engineers and the American National Standards Institute, among others. Within twelve months of signing this Agreement, the Development Parties shall perform a gap analysis against a set of agreed technical standards for design, construction and operation of the wells and facilities within the East Texas/North Louisiana Area. These standards shall be submitted to the Operating Committee for its approval and shall include appropriate technical standards and guidelines (as mentioned above), including agreed exceptions, and shall adhere to HSSE guidelines and principles agreed upon pursuant to Section 4.10.

Section 3.4 Operating Agreements.

(a)	All Leases in the East Texas/North Louisiana Area: (i) in which only the Development Parties hold interests as of the Effective Date and which are not subject to a Third Party Operating Agreement; or (ii) in which the Development Parties hereafter acquire interests and which are not subject to a Third Party Operating Agreement at the time of acquisition shall be deemed to be subject to and governed by an operating agreement in the form attached hereto as Exhibit “B” (each a “Joint Development Operating Agreement”).

(b)	In addition, the Parties agree to use all commercially reasonable efforts to have the form attached hereto as Exhibit “B” adopted as the operative operating agreement by all working interest owners for any Leases in the East Texas/North Louisiana Area in which the Development Parties and other Persons hold working interests but which are not presently subject to a Third Party Operating Agreement.

(c)	A separate Joint Development Operating Agreement shall be deemed to cover each drilling and production unit now or hereafter designated by the Parties or by order or rule of a Governmental Authority having jurisdiction in the East Texas/North Louisiana Area for which the Development Parties hold the entirety of the working interest for such unit, provided that in the event any Person that is not a Development Party is to acquire a working interest in such unit or this Agreement terminates, the Development Parties shall execute a Joint Development Operating Agreement for such unit prior to such acquisition or termination.

(d)	There shall be no retroactive adjustment of expenses incurred or revenues received with respect to any separate Joint Development Operating Agreement which is deemed to come into existence as a consequence of the designation of a new unit.

(e)	Each Joint Development Operating Agreement in which no third party participates and, as between the Parties only, each Joint Development Operating Agreement in which a third party participates and each Third Party Operating Agreement, shall be subject to the provisions of Exhibit G hereto unless and until the applicability of such provisions to the Subject Oil and Gas Assets subject to such operating agreement terminates in accordance with the terms of Exhibit G.

Section 3.5 Appointment and Removal of Party Operator.

(a)	EXCO Operator is hereby designated and agrees to serve as the initial operator under each Joint Development Operating Agreement and to operate the Subject Oil and Gas Assets covered by such Joint Development Operating Agreement in accordance with the terms and conditions thereof, subject (in each case) to the terms of this Agreement. To the extent EOC or EPC serves as operator under any Third Party Operating Agreement, such Person is hereby designated and agrees to serve as operator under such Third Party Operating Agreement and to operate the Subject Oil and Gas Assets covered by such Third Party Operating Agreement in accordance with the terms and conditions thereof, subject (in each case) to the terms of this Agreement. The designations set forth in this Section 3.5(a) are personal to the applicable EXCO Operator, as a consequence of the specific skills it holds with respect to shale operations, and operations in the Haynesville shale in particular. For the avoidance of doubt, a Party Operator shall conduct each Sole Risk Development Operation conducted pursuant to the Joint Development Operating Agreement for which it is operator on behalf of all of the parties participating in such operation, unless otherwise agreed by such participating parties in accordance with the terms of such Joint Development Operating Agreement.

(b)	A Party Operator may be removed as operator under any Joint Development Operating Agreement, or if any Person that is not a Development Party is party to such Joint Development Operating Agreement, then a Party Operator may be required to resign as operator under such Joint Development Operating Agreement, under the following circumstances:

(i)

by the affirmative vote of the Development Parties that are parties to such Joint Development Operating Agreement, other than Party Operator and its Affiliates, holding a majority of the Participating Interest held by such Development Parties: (A) if there is a Change in Control of such Party Operator; or (B) for good cause, provided that in the case of removal or a required resignation for good cause, such vote shall not be deemed effective until a written notice has been delivered to such Party Operator by another Party that is a party to such Joint Development Operating

Agreement detailing the alleged default and such Party Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice;

(ii)	by the affirmative vote of the Development Parties that are parties to such Joint Development Operating Agreement holding a majority of the Participating Interest in the event that Party Operator’s and its Affiliates’ aggregate Participating Interest falls below twelve and a half percent (12.5%); or

(iii)	solely with respect to those After Acquired Units for which EXCO or any Affiliate of EXCO serves as Party Operator under the relevant Joint Development Operating Agreement, upon a change in Control of the ultimate parent company of EXCO.

For purposes hereof, “good cause” shall mean not only gross negligence and willful misconduct, but also the material breach of or inability to meet the standards of operation contained in Section 3.3, or a material failure or inability of a Party Operator to perform its obligations under the relevant Joint Development Operating Agreement. As used herein, “gross negligence” and “willful misconduct” shall include material unlawful acts committed by an operator of which such operator had actual knowledge at the time in question. Notwithstanding anything to the contrary herein, (I) if there is a dispute as to whether a condition resulting in good cause to remove a Party Operator has occurred, or whether such condition has been cured, such Party Operator shall continue to serve and discharge its duties in such capacity until the dispute has been resolved in accordance with Section 13.2, and (II) a change of a corporate name or structure of a Party Operator or Transfer of a Party Operator’s interest to another direct or indirect Wholly-Owned Affiliate of the same ultimate parent company shall not be the basis for removal of such Party Operator.

During the term of this Agreement, for avoidance of doubt, as between the Parties, the provisions of this Section 3.5(b) and Section 3.5(c) shall be in lieu of any provisions in any Joint Development Operating Agreement for the removal or resignation of the operator thereunder.

(c)	Upon the occurrence of a Material Event with respect to a Party Operator, it shall be deemed to have resigned as operator under each Joint Development Operating Agreement for which it serves as operator, or if any Person that is not a Development Party is party to such Joint Development Operating Agreement, then a Party Operator shall be required to resign as operator under such Joint Development Operating Agreement, without any action by the other Parties, except the selection of a successor pursuant to the terms and conditions of the relevant Joint Development Operating Agreement.

(d)	Following any resignation or removal of EXCO Operator as operator under any Applicable Operating Agreement, if BG or one of its Affiliates is still a Party to this Agreement, EXCO shall vote for BG or BG’s designee to serve as the successor operator under such Applicable Operating Agreement.

(e)	Each Party Operator shall conduct all operations in accordance with and subject to the terms of Article 4, and Sections 3.3, 3.4, this 3.5, 3.7, 3.10 and 3.11, in addition to any terms set forth in the relevant Applicable Operating Agreements.

Section 3.6 Joint Development Operator.

(a)	EOC is hereby designated and agrees to serve as the initial Joint Development Operator in accordance with the terms and conditions of this Agreement. The designation set forth in this Section 3.6(a) is personal to EOC, as a consequence of the specific skills it holds with respect to shale operations, and operations in the Haynesville shale in particular.

(b)	Joint Development Operator may resign at any time by giving at least ninety (90) days’ prior written notice to the other Development Parties. Joint Development Operator shall be deemed to have resigned without any action by the other Development Parties, except for selection of a successor, under the following circumstances: (i) Joint Development Operator terminates its legal existence (other than as part of a reorganization that results in the Transfer of all of its rights and obligations in the East Texas/North Louisiana Area to a Wholly-Owned Affiliate of the same ultimate parent company of such Joint Development Operator); (ii) Joint Development Operator no longer possesses the corporate capability to serve as Joint Development Operator (provided that, for the avoidance of doubt, corporate capability is not a measure of Joint Development Operator’s knowledge and expertise regarding the performance of drilling operations, but instead concerns Joint Development Operator’s ability to function as a business generally); or (iii) any payment default or acceleration of debt (other than an acceleration of debt caused by a Change in Control of Joint Development Operator or any of its Affiliates) by Joint Development Operator or any of its Affiliates shall have occurred and be continuing under (in each case) any material (I) agreement for borrowed money of Joint Development Operator or any of its Affiliates or (II) guarantee by Joint Development Operator or its Affiliates of another Person’s payment or performance obligations.

(c)	Joint Development Operator may be removed under the following circumstances:

(i)	by the affirmative vote of the Development Parties other than Joint Development Operator and its Affiliates holding a majority of the Participating Interest held by such Development Parties: (A) if there is a Change in Control of Joint Development Operator; or (B) for good cause, provided that in the case of removal for good cause, such vote shall not be deemed effective until a written notice has been delivered to Joint Development Operator by another Party detailing the alleged default and Joint Development Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice; or

(ii)	by the affirmative vote of the Development Parties holding a majority of the Participating Interest in the event that Joint Development Operator’s and its Affiliates’ aggregate Participating Interest falls below twelve and a half percent (12.5%).

For purposes hereof, “good cause” shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Section 3.3, or material failure or inability to perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, (I) if there is a dispute as to whether a condition resulting in good cause to remove Joint Development Operator has occurred, or whether such condition has been cured, Joint Development Operator shall continue to serve and discharge its duties in such capacity until the dispute has been resolved in accordance with Section 13.2, and (II) a change of a corporate name or structure of Joint Development Operator or Transfer of Joint Development Operator’s interest to another direct or indirect Wholly-Owned Affiliate of the same ultimate parent company shall not be the basis for removal of Joint Development Operator.

(d)	Upon the occurrence of a Material Event with respect to Joint Development Operator, it shall be deemed to have resigned without any action by the other Parties, except the selection of a successor pursuant to Section 3.6(e). If a petition for relief under the federal bankruptcy laws is filed by or against Joint Development Operator, and the removal of Joint Development Operator is prevented by the terms of the Bankruptcy Code or actions of the federal bankruptcy court, then, to the extent allowed by Law, the Operating Committee shall serve as Joint Development Operator until Joint Development Operator has elected to reject or assume this Agreement pursuant to the Bankruptcy Code, and an election to reject this Agreement by Joint Development Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Joint Development Operator without any action by the other Parties, except the selection of a successor.

(e)

Following any resignation or removal of EOC as Joint Development Operator, if BG or one of its Affiliates is still a Party to this Agreement, BG or its designated Affiliate shall be entitled to become successor Joint Development Operator. Should BG and its Affiliates elect not to become successor Joint Development Operator, or should none of BG and its Affiliates be a Party to this Agreement, a successor Joint Development Operator shall be selected by the Parties by the affirmative vote of Parties holding collectively at least seventy-five percent (75%) of the Participating Interests eligible to vote. If Joint Development Operator has been removed for cause or is deemed to have resigned or votes only to succeed itself, it and its Affiliates shall not be entitled to vote for the successor Joint Development Operator (but any transferee of all or any part of the Joint Development Operator’s Participating Interest shall be entitled to vote for the successor Joint Development Operator). The Joint Development Operator’s resignation or removal shall not become effective until 7:00 o’clock am on the first day of the Calendar Month following the expiration of ninety (90) days after the giving of notice of resignation by the Joint Development Operator, the deemed resignation of the Joint Development Operator or action by BG or the non-operators to remove Joint Development Operator, unless a successor Joint Development Operator has been selected and assumes the duties of Joint Development Operator at an earlier date.

(f)	Subject to the terms and conditions of this Agreement, in addition to those certain other duties and responsibilities expressly set forth herein, Joint Development Operator shall:

(i)	notwithstanding the terms of any Applicable Operating Agreement to the contrary, at the option of any Development Party, pay such Development Party’s share of: (A) rentals, shut-in well payments and minimum royalties required to be paid to lessees under the Leases included in the Subject Oil and Gas Assets; and (B) royalties, overriding royalties and other burdens required to be paid to lessees and holders of overriding royalties and other burdens on the Leases included in the Subject Oil and Gas Assets, provided that the Development Party’s share of the payments described in clauses (A) and (B) shall be billed to or advanced by, as the case may be, such Development Party in accordance with Section 2.2;

(ii)	at the option of any Development Party, pay such Development Party’s share of joint interest billings and cash calls (including, in the case of BG, Carried Costs) from third party operators relating to wells in the East Texas/North Louisiana Area not operated by a Party Operator, provided that the Development Party’s share of such payments shall be billed to or advanced by, as the case may be, such Development Party in accordance with Section 2.2; and

(iii)	notwithstanding the terms of any Applicable Operating Agreement to the contrary, at the option of any Development Party, at such Development Party’s expense, secure any title curative matters and pooling amendments or agreements required of such Development Party under the Applicable Operating Agreement in connection with Leases or other rights to oil and gas included in the Subject Oil and Gas Assets, provided that the Development Party’s expenses for such requested actions shall be billed to or advanced by, as the case may be, such Development Party in accordance with Section 2.2.

Section 3.7 Liability of Operator.

(a)

Subject to the rights of a Development Party to remove any Party acting as Joint Development Operator under this Agreement or Party Operator under any Applicable Operating Agreement in accordance with the terms hereof, in no event shall any Party serving as Joint Development Operator or a Party Operator have any liability as Joint Development Operator under this Agreement or Party Operator under any Applicable Operating Agreement for any claim, damage, loss or liability sustained or incurred in connection with any Development Operation or any breach of Section 3.3 or any similar provision regarding the standard of performance of a Party Operator in performing operations under any Applicable Operating Agreement, EVEN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF SUCH PARTY, ANY OF ITS AFFILIATES OR ANY OFFICER, PARTNER, MEMBER, DIRECTOR OR EMPLOYEE OF SUCH PARTY, OTHER THAN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY, ANY OF ITS AFFILIATES OR ANY OFFICER, PARTNER, MEMBER, DIRECTOR OR EMPLOYEE OF SUCH PARTY (WHICH CLAIM, DAMAGE, LOSS OR LIABILITY IS THE SUBJECT OF SECTION 3.7(B)) and provided further that neither Joint Development Operator nor any Party Operator shall be released from liability for a material breach of any financial, administrative or procedural (such as providing notices and voting) obligation of Joint Development Operator under this Agreement or a Party Operator under any Applicable Operating Agreement; it being understood by each Party that any such claim, damage, loss or liability (other than that caused by the gross negligence or willful misconduct of a Party, its Affiliates or any officer, partner, member, director or employee of a Party or any of its Affiliates, or the material breach of any financial, administrative or procedural (such as providing notices and voting) obligation of Joint Development Operator or a Party Operator), shall be borne severally by the Parties (including such operator) in proportion to their interests in the operations or activities giving rise to such claim, damage, loss or liability.

(b)	Any Party serving as Joint Development Operator or a Party Operator shall bear sole liability on behalf of the Parties for any claim, damage, loss or liability sustained or incurred in connection with Development Operations hereunder or under an Applicable Operating Agreement to the extent such claim, damage, loss or liability arose in whole or in part from the gross negligence or willful misconduct of such Party or any of its Affiliates or any officer, partner, member, director or employee of such Party or Affiliate of such Party.

(c)	Notwithstanding anything to the contrary herein or in any Applicable Operating Agreement, neither Joint Development Operator nor any Party Operator shall be liable for the gross negligence or willful misconduct of a Secondee, nor shall the gross negligence or willful misconduct of such a Secondee be grounds for removal of Joint Development Operator pursuant to Section 3.5(c) or such Party Operator in accordance with Section 3.5(b).

Section 3.8 Secondees. Notwithstanding the terms of any Applicable Operating Agreement to the contrary, BG shall have the right to place Secondees within the organization of EXCO Operator while it is serving as Joint Development Operator, all as set forth in Exhibit “C” attached hereto.

Section 3.9 Non-Solicitation of Joint Operator Employees. No Party may solicit any employee of Joint Development Operator for a period of twelve (12) Calendar Months after such employee’s employment with Joint Development Operator has ended without obtaining the prior written consent of Joint Development Operator, provided that this prohibition shall not apply to offers of employment made by a Party pursuant to a general solicitation of employment to the public or the industry, and no Party shall be prohibited from employing any such person who contacts such Party on his or her own initiative.

Section 3.10 Certain Reports.

(a)	Joint Development Operator and each Party Operator shall provide the following data and reports, as they are currently produced or compiled, for each Development Operation for which it serves as operator to the Participating Parties for such Development Operation:

(i)	copies of all logs or surveys, including in digitally recorded format if such exists;

(ii)	daily drilling and production reports;

(iii)	copies of all tests and core data and analysis reports;

(iv)	final well recap reports;

(v)	copies of all plugging reports;

(vi)	as requested by Participating Party from time to time and, except as prohibited by restrictions under third party contracts (which restrictions Joint Development Operator or Party Operator, as applicable, shall use its reasonable efforts to have waived), copies of current geological and geophysical maps, seismic sections and shot point location maps;

(vii)	subject to the following sentence, engineering studies, development schedules and annual progress reports on development projects;

(viii)	subject to the following sentence, field and well performance reports, including reservoir studies and reserve estimates;

(ix)	copies of written notices provided by any third Person regarding violations or potential violations of applicable Law;

(x)	copies of all material reports provided to any Governmental Authority;

(xi)	upon written request of a Participating Party, copies of any material correspondence between such operator and any Governmental Authority;

(xii)	copies of all title opinions, including drill site title opinions and division order title opinions;

(xiii)	such other information as may be reasonably requested by a Participating Party; and

(xiv)	such other reports as may be directed by the Operating Committee.

Notwithstanding the foregoing, if any of the foregoing data or reports under clause (vii) or (viii) above is generated, assembled or prepared by a third party that is not an Affiliate of Joint Development Operator or the applicable Party Operator (“Third Party Prepared Information”), then unless the costs of such third party’s services with respect to such Third Party Prepared Information are chargeable to the joint account for such Participating Parties, Joint Development Operator or Party Operator (as applicable) shall not be required to furnish such Third Party Prepared Information to any Participating Party, other than any Participating Party that pays Joint Development Operator or the applicable Party Operator its Participating Interest share of the cost of such Third Party Prepared Information.

(b)	Joint Development Operator and each Party Operator shall, in the conduct of Development Operations:

(i)	report to the Participating Parties within 24 hours of the management of such Joint Development Operator or Party Operator (as applicable) receiving notice thereof, details of fatalities, lost time incidents, material environmental incidents and any other material incidents which (in each case) may present a reputational risk to such Participating Parties and also provide copies of any written notices received from Governmental Authorities or third parties with respect to such fatalities and incidents;

(ii)

prepare an HSSE report to be submitted by such operator to the Participating Parties on the fifteenth (15th) day of April, July, October and January of each year in respect of the previous three months, and monthly with respect to item (ii)(c) only, with content to be agreed by the Operating Committee but containing at a minimum:

(A)	progress against the HSSE Plan applicable to such period;

(B)	status of HSSE actions relating to HSSE audits;

(C)	occupational safety indicators (fatalities and lost time incidents and frequency, recordable incidents and frequency and total man hours worked) of such operator (and as agreed to as part of the HSSE Plan in accordance with Section 4.10, its contractors and subcontractors);

(D)	known environmental incidents (e.g. leaks, spills, and cases of violations of environmental Laws and permits); and

(E)	HSSE related claims;

(iii)	Contractually require its contractors, subcontractors and suppliers of services to comply with all applicable Laws and all safety rules of such Joint Development Operator or Party Operator binding on operator personnel, and provide to its contractors and subcontractors copies of the HSSE Principles and HSSE Management System generated pursuant to Section 4.10 that are then in effect and use its commercially reasonable efforts to enforce such Persons’ compliance with such principles and system; and

(iv)	with reasonable advance notice, permit the Participating Parties to have access during normal business hours (at their sole risk and expense, notwithstanding anything herein or in any Associated Agreement to the contrary) to operations, design phase activities, books and records, and representatives of such operator for the purpose of conducting HSSE and asset integrity audits (provided that such Participating Parties shall (A) minimize any disruption to the operations and business of such Joint Development Operator or such Party Operator caused by such audits, and (B) adhere to all safety rules of such operator and the HSSE Principles and HSSE Management System then in effect while conducting such audits).

(c)	to the extent that a Development Party is responsible for any portion of the liability associated therewith, Joint Development Operator and each Party Operator shall promptly notify the Development Parties of any third party written claim or suit arising from Development Operations of which such operator becomes aware that exceeds (or is reasonably expected to exceed) one hundred thousand dollars (US$100,000), and, upon request of a Development Party from time to time, shall further provide, in a timely manner, the then current information regarding the progress and status of any such claims or suits.

Section 3.11 Insurance.

(a)

Joint Development Operator and each Party Operator shall also carry insurance for the benefit of the joint account of the Development Parties as outlined in Exhibit “I” attached hereto and made a part hereof (provided that no Party Operator shall be required to carry insurance for any Development Party that is not a party to the Applicable Operating Agreement for which it is operator). All such policies shall be carried with insurers maintaining a credit rating of at least “A-” by Standard & Poors or A.M. Best or “A3” by Moody’s. Joint Development Operator and each Party Operator shall provide copies of such policies to the Development Parties covered by such policies upon request, and shall notify all Development Parties to be covered by such policies if it has been unable to obtain or maintain any of such policies. Except for worker’s compensation policies, Joint Development Operator and each Party Operator shall arrange for the Development Parties, according to their respective interests, to be named as additional insureds on the relevant policies, with waivers of subrogation in favor of all parties with respect to their interests under this Agreement or such Applicable Operating Agreement, as applicable. Joint Development Operator and each Party Operator shall duly file any relevant claims and use commercially reasonable efforts to collect for the account of the relevant Development Parties any proceeds under such policies. Joint Development Operator and each Party Operator shall require all contractors and subcontractors engaged in work for Development Operations to comply with the workers compensation Laws of the state where the Development Operations are being conducted and to maintain such other insurance as Joint Development Operator or such Party Operator may require.

(b)	Notwithstanding the foregoing, any Development Party may obtain such insurance as it deems advisable for its own account at its own expense. Such insurance shall, in so far as it relates to Development Operations, contain a waiver of subrogation by the insurers in favor of each of the other Parties. Joint Development Operator and each Party Operator shall reasonably cooperate and assist such insurers in the investigation of insurance claims made by a Development Party in connection with the operations performed hereunder.

(c)	Joint Development Operator and each Party Operator shall in respect of insurance obtained by contractors and subcontractors pursuant to Section 3.11(a): (i) if requested by any Development Party, supply such Development Party with evidence of the insurance that has been effected and is being maintained; and (ii) in connection with any Development Operations Contracts entered into on or after the Closing Date (excluding any written or oral confirmations, service orders or purchase orders entered into from or after the Closing Date under contracts existing as of the Closing Date), take all commercially reasonable steps to require that such contractors and subcontractors obtain from their insurers a waiver of subrogation in favor of Joint Development Operator or such Party Operator and each of the Development Parties.

Section 3.12 Reimbursement of Joint Development Operator and Party Operators for Technical Services; Overhead.

(a)	From and after the Closing Date and for so long as EOC serves as Joint Development Operator and does not undergo a change in Control of its ultimate parent company, Joint Development Operator shall be entitled to perform Technical Services required in connection with Development Operations conducted by Joint Development Operator or any Party Operator that is an Affiliate of EXCO, and to charge the Development Parties for Technical Services Costs incurred in connection therewith.

(b)

All Technical Services Costs chargeable with respect to Development Operations shall be chargeable to the Development Parties on a Calendar Month basis by Joint Development Operator and each Development Party shall pay its Participating Interest share thereof in accordance with Section 2.2. With respect to any Development Operation, if any Technical Services Costs are billed under a Pre-Existing Operating Agreement or a Subsequent Operating Agreement, then such amount received by Joint Development Operator or Party Operator in connection therewith will be shared by the Development Parties in accordance with their respective Participating Interests (and Joint Development Operator or Party Operator, as applicable, shall credit to each such other Development Party the proportionate share to which such Development Party is entitled with respect to such amount received by such Joint Development Operator or Party Operator).

(c)	All employees and Secondees of Joint Development Operator and its Affiliates providing Technical Services to Development Operations that do not work solely on Development Operations shall record their time, and the time sheets of such employees and Secondees shall identify the time spent providing Technical Services to Development Operations, and only that portion of their time spent providing Technical Services to Development Operations shall be chargeable to the Development Parties. All such time sheets and related work records shall be subject to audit by the Development Parties. Notwithstanding the foregoing, from time to time the Development Parties may agree upon an allocation of time for certain employees and Secondees in lieu of requiring such employees and Secondees to record their time.

(d)	To the extent that any Development Operations are subject to a Pre-Existing Operating Agreement and EXCO or an Affiliate of EXCO is the Party Operator thereunder, then each Development Party shall be responsible for and pay its Working Interest share of the overhead rates specified in such Pre-Existing Operating Agreement for such Development Operations conducted thereunder in accordance with Section 2.2.

(e)	Except for Development Operations that are subject to a Pre-Existing Operating Agreement or a Subsequent Operating Agreement, with respect to all Development Operations conducted by EXCO or an Affiliate of EXCO as Party Operator hereunder or under any Joint Development Operating Agreement, each Development Party shall be responsible for and pay its Working Interest share of the overhead rates specified in Schedule 3.12 (subject to Section 3.12(f) below) for such Development Operations in accordance with Section 2.2.

(f)	With respect to Development Operations conducted by EXCO or an Affiliate of EXCO as a Party Operator under a Subsequent Operating Agreement each Development Party shall pay its Working Interest share of the producing well and/or drilling well overhead rates for such Development Operations specified in such Subsequent Operating Agreement (the “Other Overhead Rates”) in accordance with Section 2.2; provided that, in the event that the Other Overhead Rates differ from the overhead rates specified in Section 3.12(e) (the “Section 3.12 Overhead Rates”), then:

(i)

to the extent that a Development Party’s Working Interest share of such Other Overhead Rates in any Calendar Month paid by such Development Party exceeds such Development Party’s Working Interest share of the Section 3.12 Overhead Rates for such Development Party for such Calendar Month (such Development Party’s “Actual Operating Agreement

Charges”), then such Party Operator shall credit to such Development Party the difference between its Working Interest share of the Other Overhead Rates paid by such Development Party and its Actual Operating Agreement Charges for such Calendar Month; or

(ii)	to the extent that a Development Party’s Working Interest share of such Other Overhead Rates in any Calendar Month paid by such Development Party is less than the Actual Operating Agreement Charges for such Development Party for such Calendar Month, then (upon notice by such Party Operator) such Development Party shall pay such Party Operator the difference between its Actual Operating Agreement Charges and its Working Interest share of such Other Overhead Rates for such Calendar Month in accordance with Section 2.2.

(g)	Each Development Party shall bear its Participating Interest share of the Technical Services Costs and its Working Interest share of overhead rates chargeable to each Development Party pursuant to this Section 3.12; provided that, in the case of Sole Risk Operations, the costs and expenses of such overhead shall be chargeable solely to the Participating Parties with respect to such Sole Risk Development Operations in accordance with their respective Working Interests in such Sole Risk Development Operations.

ARTICLE 4

OPERATING COMMITTEE; DEVELOPMENT WORK PROGRAM;

ANNUAL WORK PROGRAM AND BUDGETS

Section 4.1 Operating Committee.

(a)	To facilitate the creation, approval and amendment of the Development Work Program and Annual Work Program and Budgets, and the approval of certain contracts entered into by Joint Development Operator in the course of performing Development Operations, and provide for the overall direction of Joint Development Operations, there is hereby established an Operating Committee composed of representatives of each Development Party. Each Development Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee, and shall appoint its initial representative and alternate representative by notice to the others on or prior to the first to occur of the first meeting of the Operating Committee or the first vote of the Operating Committee pursuant to Section 4.1(n). All actions of a Development Party taken with respect to the Operating Committee shall be taken through its representative or alternate representative.

(b)	Each Development Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

(c)	The Operating Committee shall have the powers and duties expressly ascribed to it in this Agreement.

(d)	The representative of a Development Party, or in his absence his alternate representative, shall be authorized to represent and bind such Development Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Participating Interest of the Development Party that appointed such representative. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Development Party may also bring to any Operating Committee meetings such advisors as it may deem appropriate.

(e)	Joint Development Operator may call a meeting of the Operating Committee by giving notice to the Development Parties at least fifteen (15) days in advance of such meeting. Any Development Party may request a meeting of the Operating Committee by giving notice to the other Development Parties and Joint Development Operator, which notice shall include any proposals being proposed by such Development Party for consideration at the meeting (including appropriate supporting information not previously distributed to the Development Parties). Upon receiving such request, Joint Development Operator shall call such meeting for a date not less than fifteen (15) days nor more than twenty (20) days after receipt of the request.

(f)	The Operating Committee may establish such subcommittees as the Operating Committee may deem appropriate. The functions of such subcommittees shall be to serve in an advisory capacity only. Each Development Party shall have the right to appoint a representative to each subcommittee. The Operating Committee is hereby deemed to have established an implementation committee whose purpose shall be to brainstorm, develop and discuss strategies for the efficient development of the Subject Oil and Gas Assets, implementation of such strategies through the Development Work Program and Annual Work Program and Budgets, and potential acquisitions (whether by leasing, purchase, farm-in or otherwise) of other Oil and Gas Assets (provided that, for the avoidance of doubt, no Development Party or Affiliate of a Development Party shall have any obligation to offer another Development Party the opportunity to participate in acquisitions of Oil and Gas Assets except as provided in Article 9).

(g)

Each notice of a meeting of the Operating Committee as provided by Joint Development Operator shall contain: (i) the date, time and location of the meeting; (ii) an agenda of the matters and proposals to be considered and/or voted upon; and (iii) copies of all proposals to be considered at the meeting (including appropriate supporting information not previously distributed to the Development Parties). A Development Party, by notice to the other Development Parties and Joint Development Operator, which notice shall include any additional proposals being proposed by such Development Party to be considered at the meeting (including appropriate supporting information not previously distributed to the Development Parties), given not less than five (5) Business Days prior to a meeting, may add additional matters to the agenda for a meeting. On the request of a Development Party, and with the unanimous consent of all Development Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

(h)	There shall be at least one (1) but not more than three (3) meetings of the Operating Committee per Calendar Quarter unless all Development Parties agree in writing to the contrary. The restriction on number of meetings contained in this Section shall not restrict the number of proposals that may be submitted without a meeting pursuant to Section 4.1(m). Meetings of each subcommittee shall take place as often as the Operating Committee shall determine. All meetings of the Operating Committee and each subcommittee shall be held in the offices of Joint Development Operator, or elsewhere as the Operating Committee or such subcommittee may mutually decide.

(i)	Except as provided otherwise in this Section 4.1(i) and in Section 5.2, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it that are within its powers to approve or disapprove, shall be decided by the affirmative vote of Development Parties holding collectively at least seventy-five percent (75%) of the Participating Interests of the Development Parties entitled to vote on such proposals, provided that (i) any Development Operation proposed to the Operating Committee that is not approved by the Operating Committee and that may be proposed and conducted as a Sole Risk Development Operation under the terms of the Applicable Operating Agreement may be so proposed and conducted by the Development Parties desiring to participate in such Development Operation and (ii) any Area-Wide Operation proposed to the Operating Committee which is not approved by the Operating Committee may be conducted by those Development Parties desiring to participate in such Development Operation at their sole risk and expense. Notwithstanding the preceding, any proposal to reduce the quantity of work to be conducted under the Development Work Program or any Annual Work Program and Budget (to the extent relating to any Development Operations included in any Development Work Program) with respect to any period prior to the Carry Termination Event shall also require the affirmative vote of EXCO.

(j)	With respect to meetings of the Operating Committee and each subcommittee, Joint Development Operator’s duties shall include: (i) timely preparation and distribution of the agenda; (ii) organization and conduct of the meeting; and (iii) preparation of a written record or minutes of each meeting.

(k)	Joint Development Operator shall have the right to appoint the chairman of the Operating Committee and each subcommittee, provided that, for the avoidance of doubt, the chairman shall have no special casting or deciding vote on any matter presented to the Operating Committee. The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each Development Party shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Operating Committee.

(l)	The secretary shall provide each Development Party with a copy of the minutes of each Operating Committee meeting within fifteen (15) Business Days after the end of the meeting. Each Development Party shall have fifteen (15) days after receipt of such minutes to give notice to the secretary of any objections to the minutes. A failure to give notice specifying objection to such minutes within said fifteen (15) day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Section 4.1(j) shall take precedence over the minutes described above.

(m)	In lieu of a meeting, any Development Party may submit any proposal that is within the Operating Committee’s powers to approve or disapprove to the Operating Committee for a vote by notice. The proposing Development Party or Development Parties shall notify Joint Development Operator with written materials describing the proposal and Joint Development Operator shall provide a copy of such proposal to each Development Party. Any such proposal by a proposing Development Party shall include with such proposal adequate documentation to enable the other Development Parties to make a decision. Each Development Party (including the proposing Development Party) shall communicate its vote on the proposal by notice to Joint Development Operator and the other Development Parties within fifteen (15) days after receipt of the proposal from the Joint Development Operator, unless such proposal, together with any other increases to an approved Annual Work Program and Budget for a Calendar Year, if accepted, would result in aggregate spending pursuant to such Annual Work Program and Budget of more than ten percent (10%) in excess of the original amount of the Annual Work Program and Budget approved pursuant to Section 4.4 (or, in the case of the Annual Work Program and Budget for Calendar Year 2009, attached hereto as Exhibit “E-1”) or, once amended to increase the amount of the Annual Work Program and Budget ten percent (10%) above the then existing amount in accordance with Section 4.4(e), the amended amount of the Annual Work Program and Budget, in which case each Development Party (including the proposing Development Party) shall communicate its vote on the proposal by notice to Joint Development Operator and the other Development Parties within sixty (60) days after receipt of the proposal from the Joint Development Operator. Any Development Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal. Within five (5) Business Days following the expiration of the relevant time period, Joint Development Operator shall give each Development Party a confirmation notice stating the tabulation and results of the vote on such proposal.

(n)	From time to time, the Operating Committee may approve guidelines, standards or procedures regarding the implementation of Development Operations to be observed in the conduct of Development Operations by Joint Development Operator and each Party Operator.

(o)	All decisions taken by the Operating Committee pursuant to this Section 4.1 shall be conclusive and binding on all Parties.

(p)	All notices and communications required or permitted to be given under Section 3.10 or Article 4 to the Development Parties or a Party Operator or the members of the Operating Committee shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), or sent by pdf via e-mail, addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to EXCO:

EXCO Operating Company, LP

EXCO Production Company, LP

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention Michael R. Chambers

Telephone: (214) 368-2084

Fax: (214) 438-1347

E-mail: mchambers@excoresources.com

With copies to:

Attention Harold L. Hickey

Telephone: (214) 368-2084

Fax: (214) 368-8754

E-mail: hhickey@excoresources.com

Attention Stephen F. Smith

Telephone: (214) 368-2084

Fax: (214) 706-3409

Email: ssmith@excoresources.com

If to BG:

BG US Production Company, LLC 5444 Westheimer, Suite 1200 Houston, Texas 77056 Attention: Jon Harris Telephone: (713) 599-4000 Fax: (713) 599-4250 E-mail: Jon.Harris@bg-group.com

BG US Production Company, LLC 5444 Westheimer, Suite 1200 Houston, Texas 77056 Attention: Bill Way Telephone: (713) 599-4000 Fax: (713) 599-4250 E-mail: Bill.Way@bg-group.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission or email during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, facsimile numbers and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 4.1(p).

Section 4.2 Development Work Program.

(a)	The Operating Committee shall adopt, and modify from time to time, a multi-year work program for Development Operations (the “Development Work Program”) as follows:

(i)	The Operating Committee is hereby deemed to have approved the work program attached hereto as Exhibit “D” for Development Operations to be performed through Calendar Year 2012. Such work program shall constitute the Development Work Program applicable through Calendar Year 2012 except as otherwise revised, amended or modified by the Operating Committee.

(ii)	On or before August 15 of each Calendar Year, commencing in Calendar Year 2011, Joint Development Operator shall prepare and submit to the Operating Committee a revised Development Work Program setting forth the Development Operations to be carried out during the following two Calendar Years. Such proposed Development Work Program shall automatically include any Development Operations which were approved for such period as part of the prior Development Work Program unless the Operating Committee determines to the contrary. Within sixty (60) days after distribution of the proposed Development Work Program (or such later date as may agreed by the Operating Committee), the Operating Committee shall meet to consider, modify (if necessary) and approve or reject the proposed Development Work Program. If the Operating Committee does not approve any such Development Work Program on or prior to the first day of the following Calendar Year (for purposes of this Section 4.2(a)(ii), the “current Calendar Year”), then the Development Work Program for the then-current Calendar Year shall be the Development Work Program, if any, approved for the then-current Calendar Year in the preceding Calendar Year.

(b)	Except as otherwise agreed in writing by the Operating Committee, the Annual Work Program and Budget for each Calendar Year shall contain not less than those Development Operations to be performed during such Calendar Year as set forth in the Development Work Program.

Section 4.3 Initial Annual Work Plan and Budgets. The Annual Work Program and Budget for the remainder of Calendar Year 2009 is hereby approved by the Operating Committee and is attached hereto as Exhibit “E-1”. The first draft of an Annual Work Program and Budget for Calendar Year 2010 attached hereto as Exhibit “E-2” is hereby deemed approved by the Operating Committee, provided that the Operating Committee shall approve such further details as would be required under the terms of Section 4.4 on or before October 15, 2009.

Section 4.4 Subsequent Annual Work Plan and Budgets. For each Calendar Year during the term of this Agreement commencing with Calendar Year 2010, each Annual Work Program and Budget shall be adopted as follows:

(a)	On or before August 15 in the Calendar Year immediately preceding the relevant Calendar Year, Joint Development Operator shall prepare and submit to the Operating Committee a proposed Annual Work Program and Budget for such applicable Calendar Year (provided that in the case of the proposed Annual Work Program and Budget for Calendar Year 2010, the draft Annual Work Program and Budget attached hereto as Exhibit “E-2” shall be basis for such proposed Annual Work Program and Budget). Each such proposed Annual Work Program and Budget shall contain at least the following:

(i)	all Development Operations that are to be conducted during such Calendar Year pursuant to the Development Work Program, except with the approval of the Operating Committee to the contrary;

(ii)	all lease maintenance costs and expenditures required under the terms of existing Leases or existing third party contracts held by Joint Development Operator for the benefit of Joint Development Operations (including each Development Party’s share thereof), except with the approval of the Operating Committee to the contrary;

(iii)	estimates of all Technical Services Costs associated with Technical Services to be provided by Joint Development Operator;

(iv)	itemized estimates of the Development Costs (including each Development Party’s share thereof) for Joint Development Operations covered by the proposed Annual Work Program and Budget by budget category and allocated between Shallow Rights and Deep Rights, and Area-Wide Operations, containing sufficient detail (to the extent available) to afford the ready identification of the nature, scope and duration of the activity in question;

(v)	the number of wells to be drilled as part of the Joint Development Operations in each of the Shallow Rights and the Deep Rights during such Calendar Year, the proposed locations of such wells (to the extent reasonably ascertainable at the time such Annual Work Program and Budget is proposed), and the estimated Development Costs (including each Development Party’s share thereof) associated therewith;

(vi)	estimates of the schedule pursuant to which the Development Parties’ share of Development Costs for Joint Development Operations included in the Annual Work Program and Budget are anticipated to be incurred by the Development Parties; and

(vii)	any other information requested in writing by a Development Party that can reasonably be provided by the Joint Development Operator.

(b)	Itemized expenditures in an Annual Work Program and Budget may extend over more than one Calendar Year because such itemized expenditures represent activities or operations that require commitments in excess of one Calendar Year. Once itemized expenditures are approved, Joint Development Operator shall not be required to resubmit them for approval of the Operating Committee on an annual or other periodic basis, but instead all such items shall be automatically included in future Annual Work Program and Budgets as items which have already been approved.

(c)

Joint Development Operator shall regularly consult with the Operating Committee and the implementation subcommittee during the preparation of each proposed Annual Work Program and Budget. Following receipt of Joint Development Operator’s proposed Annual Work Program and Budget, each Development Party shall furnish to Joint Development Operator and the other Development Parties any comments, suggestions or proposed amendments it may have respecting the proposed Annual Work Program and Budget as soon as may be reasonably practicable, and Joint Development Operator shall consider and discuss such comments, suggestions and proposed amendments with the Operating Committee. Unless otherwise extended by the Operating Committee, within sixty (60) days after distribution of the proposed Annual Work Program and Budget for a Calendar Year, the Operating Committee and Joint Development Operator shall meet to consider, modify (if necessary) and approve or reject the proposed Annual Work Program and Budget. Subject to Section 4.4(d), approval of an Annual Work Program and Budget shall require the approval of the Operating Committee. Inclusion of an operation in an approved Annual Work Program and Budget or an approved amendment thereof shall, subject to the terms of Section 4.6: (i) bind all Development Parties to participate in such operation, and no Development Party shall have the right to make any nonconsent election under an Applicable Operating Agreement with respect to such operation; and (ii) authorize Joint Development Operator to conduct such operation for the account of all of the Development Parties under the relevant Applicable Operating Agreement (provided that, to the extent any third parties are party to such Applicable

Operating Agreement, Joint Development Operator shall propose such operation to such third parties in accordance with the terms of such Applicable Operating Agreement, though, for the avoidance of doubt, Joint Development Operator need not re-propose such operation to the Development Parties), and each Party Operator to conduct such operation, subject to the budgetary provisions of such Annual Work Program and Budget and Sections 4.4(i) and 4.7, without further authorization from the Operating Committee. Each Development Party agrees to provide such notices, make such elections and take such actions as may reasonably be required under any Applicable Operating Agreement to implement this provision. For the avoidance of doubt, no Development Party shall be obligated to participate in acquisitions of Leases included in an Annual Work Program and Budget, but instead shall have the right but not the obligation to participate in such acquisitions pursuant to Article 9.

(d)	In the event that an Annual Work Program and Budget is not approved on or prior to the first day of the Calendar Year to which such Annual Work Program and Budget pertains (for purposes of this Section 4.4(d), the “relevant Calendar Year”), the Operating Committee shall be deemed to have approved an Annual Work Program and Budget for such relevant Calendar Year that includes the following: (i) the Development Operations scheduled to be performed during the relevant Calendar Year as set forth in the Development Work Program, if any, and associated Development Costs reasonably required to implement such Development Operations; (ii) Operating Expenses equal to the product of the amount of Operating Expenses approved in the preceding Calendar Year’s Annual Work Program and Budget and the Operating Expense Multiplier for the relevant Calendar Year; (iii) Technical Services Costs equal to the amount of Technical Services Costs approved in the preceding Calendar Year’s Annual Work Program and Budget; (iv) those multi-year expenditures previously approved by the Development Parties pursuant to Section 4.4(b) that are attributable to the relevant Calendar Year; (v) existing payment commitments to third parties under Leases and contracts binding with respect to the Subject Oil and Gas Assets; and (vi) taxes payable with respect to the Subject Oil and Gas Assets by any operator under the terms of any Applicable Operating Agreement.

(e)	Any Development Party may propose to amend the Development Work Program or an Annual Work Program and Budget by notice to the Operating Committee and Joint Development Operator. Approval of any such amendment shall require the approval of the Operating Committee. Notwithstanding any provision of Section 4.1 to the contrary, each Development Party shall have sixty (60) days to consider any proposed amendment that would increase the estimated costs of the Development Work Program for any Calendar Year or any Annual Work Program and Budget by more than ten percent (10%). To the extent that such amendment is approved by the Operating Committee, the Development Work Program and relevant Annual Work Program and Budget shall, subject to any required approvals under any Applicable Operating Agreement, be deemed amended accordingly, provided that any such amendment shall not invalidate any commitment or expenditure already made by an operator under an Applicable Operating Agreement in accordance with any previous authorization given pursuant hereto.

(f)	Notwithstanding anything to the contrary in this Section 4.4, any Development Party may propose Development Operations that are not included in the Development Work Program or a then-current approved Annual Work Program and Budget (a “Non-Budgeted Operation”). Any such Non-Budgeted Operation proposed by a Development Party in which all Development Parties agree to participate shall automatically be added to the Development Work Program and the applicable approved Annual Work Program and Budget(s) and shall cease to be a Non-Budgeted Operation. Any such Non-Budgeted Operation in which less than all of the Development Parties elect to participate (i) that may be undertaken as a Sole Risk Development Operation under the terms of the relevant Applicable Operating Agreement or (ii) that is an Area-Wide Operation may be proposed and conducted as a Sole Risk Development Operation. Notwithstanding the preceding, until December 31, 2012, no Non-Budgeted Operation may be performed as a Sole Risk Development Operation for the benefit of a Development Party if the sum of the estimated costs of conducting such Non-Budgeted Operation for the account of such Development Party, together with costs incurred or to be incurred by such Development Party with respect to other Sole Risk Development Operations performed or to be performed in such Calendar Year, together with all Joint Development Operations performed or to be performed in such Calendar Year, exceeds one hundred twenty percent (120%) of the total amount of the approved Annual Work Program and Budget for such Calendar Year.

(g)	Any Development Operation proposed by a third party pursuant to an Applicable Operating Agreement shall be subject to the terms and conditions of such Applicable Operating Agreement. Any such Development Operation proposed by a third party in which all Development Parties elect to participate shall automatically be added to the Development Work Program and the applicable approved Annual Work Program and Budget(s). Any such Development Operation in which less than all of the Development Parties elect to participate that may be undertaken as a Sole Risk Development Operation under the terms of the relevant Applicable Operating Agreement may be so proposed and conducted.

(h)

Approval by the Operating Committee of an Annual Work Program and Budget shall constitute the Operating Committee’s deemed approval for any Party Operator to expend up to ten percent (10%) in excess of the authorized amount applicable to its operations within each Annual Work Program and Budget category, not to exceed in the aggregate ten percent (10%) of the aggregate amount applicable to its operations in such Annual Work Program and Budget, less, in each case, any amounts included as line items for contingencies and overruns with respect to such operations in such category or Annual Work Program and Budget. Each Party Operator shall promptly notify the Operating Committee of any expenditure made by it in the exercise of its rights pursuant to this Section 4.4(h). The ten percent (10%) deemed approval levels set forth in this Section 4.4(h) shall be calculated with respect to the original amount of an Annual Work Program and Budget or, once amended, the amended amount of the Annual Work Program and Budget, provided that no expenditures incurred pursuant to Section 4.4(i) shall be deemed to be included in an approved Annual Work Program and Budget for purposes of calculating the ten percent (10%) deemed approvals pursuant to this Section 4.4(h), nor shall any such expenditures be considered to be amounts expended in excess of the authorized amount of any Annual Work Program and Budget for purposes of calculating the ten percent (10%) deemed approval levels.

(i)	Notwithstanding anything to the contrary in this Agreement, any Party Operator is expressly authorized to make expenditures and incur liabilities without prior authorization or approval when necessary or advisable, in such Party Operator’s good faith judgment, to deal with emergencies, including well blowouts, fires, oil spills, or any other similar event, which may endanger property, lives, or the environment. Each Party Operator shall as soon as practicable report to the Development Parties the nature of any such emergency which arises, the measures it intends to take in respect of such emergency and the estimated related expenditures.

(j)	To the extent reasonably within the control of any Party Operator or the other Development Party or Development Parties conducting any Joint Development Operation, the Joint Development Operation shall be conducted at the time prescribed in the applicable Annual Work Program and Budget.

(k)	For the avoidance of doubt, any reference in this Agreement to an approved Annual Work Program and Budget shall include an Annual Work Program and Budget that is deemed to have been approved by the Operating Committee, and shall incorporate all approved amendments thereto and all modifications to Annual Work Program and Budgets described herein that require no action on the part of the Parties.

Section 4.5 Statements of Estimated Expenditures. Not later than twenty (20) days prior to the commencement of each Calendar Quarter during the term of this Agreement, Joint Development Operator shall provide the Development Parties a statement of the estimated Development Costs to be incurred in such Calendar Quarter pursuant to this Agreement, including Development Costs associated with Joint Development Operations. Such statement shall be for informational purposes only, and, except as otherwise provided in Section 4.6, no approval of the Operating Committee shall be required for any of the Development Costs identified therein to the extent such Development Costs are included in an approved Annual Work Program and Budget, or are covered by Section 4.4(h).

Section 4.6 AFEs.

(a)

Prior to: (i) spudding any well as a Joint Development Operation, (ii) making any material expenditures or incurring any material commitments for work on any Wellbore Operation to be conducted as a Joint Development Operation that is estimated to cost in excess of five hundred thousand dollars (US$500,000), or (iii) making any material expenditures or incurring any material commitments for work on any Area-Wide Operation to be conducted as a Joint Development Operation that is estimated to cost in excess of one million dollars (US$1,000,000), the Party Operator or Joint Development Operator, as the case may be, shall submit for the approval of the Operating Committee an AFE. Where the necessary information is available, such AFE may be submitted and approved for designated wells and Wellbore Operations as part of the proposed Annual Work Program and Budget for a Calendar Year, in which case no separate subsequent AFE shall be required.

(b)	Each Development Party shall communicate an Operating Committee vote to approve or reject the AFE within fifteen (15) days following receipt of the AFE (or forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in the event of a Wellbore Operation when a drilling rig is on location). Any Development Party failing to communicate its vote within the applicable time period shall be deemed to have voted against the AFE.

(c)	If the Operating Committee approves an AFE for the operation within the applicable period, the Party Operator or Joint Development Operator shall be authorized to conduct the operation under the terms of this Agreement. If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected. The Party Operator or Joint Development Operator shall promptly notify the Parties if the operation has been rejected, and, subject to Section 4.4(f), any Development Party may thereafter conduct the operation as a Sole Risk Development Operation under the terms of the Applicable Operating Agreement.

(d)	For purposes of any Applicable Operating Agreement that contains a casing point election, approval of an AFE that includes the costs associated with completing a well shall be deemed to be an election to participate in the completion of such well pursuant to the relevant provisions of such Applicable Operating Agreement.

(e)	When an operation is approved for greater amounts than those provided for in the applicable line items of the approved Annual Work Program and Budget, the Annual Work Program and Budget shall be deemed to be revised accordingly.

Section 4.7 Contract Awards. Notwithstanding the terms of any Applicable Operating Agreement to the contrary:

(a)

Subject to Sections 4.7(b), (c) and (d), Joint Development Operator and each Party Operator shall award each Development Operations Contract to the best qualified contractor considering cost, ability, availability and HSSE performance considerations (in each case, in Joint Development Operator’s or Party Operator’s reasonable opinion), to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee. The procedures set forth in this Section 4.7 shall not apply to any contracts that have been awarded, or in respect of which invitations to tender have been issued, on or before the Closing Date, provided that the procedures set forth in this Section 4.7 shall apply to confirmations, service orders or purchase orders (whether written or oral) entered into on and after the Closing Date pursuant to existing master service agreements that were effective prior to the Closing Date.

(b)	Prior to Joint Development Operator or any Party Operator entering into a Development Operations Contract with a Development Party or an Affiliate of a Development Party for which one or more other Development Parties participating in such Development Operation that are not Affiliates of such Development Operations Contract counterparty will be responsible for all or a portion of the costs and expenses payable thereunder (“Unaffiliated Participating Parties”), Joint Development Operator or such Party Operator shall obtain the affirmative vote of the Operating Committee members appointed by Unaffiliated Participating Parties holding collectively at least seventy-five percent (75%) of the Participating Interests held by the Unaffiliated Participating Parties.

(c)	(i)	From and after January 1, 2010, prior to entering into a Development Operations Contract that can reasonably be expected to result in aggregate payments to the counterparty of more than one million dollars (US$1,000,000) during any twelve (12) consecutive Calendar Month period, commencing as of January 1 in any Calendar Year, except as provided in Section 4.7(c)(ii), Joint Development Operator and any Party Operator shall obtain proposals for such services from at least two (2) service providers. For the avoidance of doubt, a contract that automatically renews (is evergreen) on a month-to-month or other periodic basis that would meet the $1,000,000 threshold if it remained in effect for an entire twelve (12) consecutive Calendar Month period commencing as of January 1 in any Calendar Year shall be considered subject to the requirements of the preceding sentence.

(ii)

If the Joint Development Operator or any Party Operator desires to award a Development Operations Contract that would otherwise be subject to Section 4.7(c)(i) without tender of proposals from more than one service provider, whether because only one competent service provider can provide the contracted-for-service or otherwise, the Joint Development Operator or such Party Operator may do so with the prior approval of the Operating Committee. Joint Development Operator and any Party Operator shall present a copy of the proposed Development Operations Contract to the Operating Committee. Each Development Party shall notify the Joint Development Operator or such Party Operator, and the rest of the Operator Committee, of its approval or rejection of such Development Operations Contract within fifteen (15) Business Days of its receipt of such Development Operations Contract. Failure of a Development Party to respond within such period shall be deemed an approval of the award of such Development Operations Contract. Joint Development Operator and a Party Operator may only enter into a proposed Development Operations Contract that would otherwise be subject to Section 4.7(c)(i) without tender of proposals from more than one service provider if the Operating Committee approves such Development Operations Contract.

(iii)	To the extent that Joint Development Operator or any Party Operator enters into a Development Operations Contract for which Joint Development Operator or any Party Operator is not required to obtain proposals from at least two (2) service providers pursuant to Section 4.7(c)(i) and such Development Operations Contract can reasonably be expected to result in aggregate payment to the counterparty of more than one hundred thousand dollars (US$100,000), Joint Development Operator or such Party Operator shall keep a written record in its files that are subject to the audit provisions of Section 2.2 of this Agreement and Exhibit “C” of the relevant Applicable Operating Agreement explaining why multiple bids were not obtained for such services

(iv)	In connection with the foregoing, Joint Development Operator and each Party Operator shall keep a written record in its files that are subject to the audit provisions of Section 2.2 of this Agreement and Exhibit “C” of each Joint Development Operating Agreement that (i) in the event that the Development Operations Contract is awarded pursuant to Section 4.7(c)(i), includes the proposals obtained from the prospective service providers; or (ii) in the event that the Development Operations Contract is awarded pursuant to Section 4.7(c)(ii), includes the notice to the Operating Committee and Operating Committee responses.

(d)	From and after the Closing Date, prior to entering into a Development Operations Contract not specifically and expressly approved as part of an approved Annual Work Program and Budget that can reasonably be expected to result in aggregate payments to the counterparty of more than five million dollars (US$5,000,000) during any twelve (12) consecutive Calendar Month period, Joint Development Operator and any Party Operator shall present a copy of the proposed Development Operations Contract to each Development Party, together with the tender list and tender evaluation criteria used to secure such proposed Development Operations Contract. Each Development Party shall notify the Joint Development Operator or such Party Operator and the Operating Committee, of its approval or rejection of such Development Operations Contract within fifteen (15) Business Days of its receipt of such materials. Failure of a Development Party to respond within such period shall be deemed an approval of such Development Operations Contract. Joint Development Operator and a Party Operator may only enter into such proposed Development Operations Contract to the extent that the Operating Committee approves such Development Operations Contract.

(e)	Upon the reasonable written request of a Party, Joint Development Operator or a Party Operator shall provide such Party a copy of any written contract or contracts of a material nature that are utilized in connection with Joint Development Operations or Sole Risk Development Operations in which such Party is participating, as well as other information that can reasonably be provided by such operator regarding the use and performance of any such contract or contracts, except to the extent Joint Development Operator or such Party Operator may be prohibited from making any such disclosure under the terms and conditions of such contract and is unable through commercially reasonable efforts to obtain consent for such disclosure.

(f)	With respect to written contracts that are reasonably expected to be effective for a period of one (1) or more Calendar Years and that are entered into from and after the Closing Date, Joint Development Operator and each Party Operator shall include, in the case of Development Operations Contracts subject to Section 4.7(b), each of items (i) through (v) (inclusive) below, and shall use commercially reasonable efforts to include, in the case of Development Operations Contracts subject to Section 4.7(c) or (d), each of items (i) through (iv) (inclusive) below:

(i)	A right to assign such Development Operations Contract to a successor operator.

(ii)	A right for the operator to enforce the Development Operations Contract on behalf of all beneficiaries and to recover the full amount of damages suffered by all beneficiaries on their behalf.

(iii)	A statement that the Participating Parties are third party beneficiaries of the Development Operations Contract.

(iv)	A right for any Participating Party to hold, review and use any data and information, including seismic, geological, geophysical and other technical data and information that is the subject of such Development Operations Contract.

(v)	A right for any Participating Party to enforce the contract as a third party beneficiary without a requirement to join the operator.

Section 4.8 Area-Wide Operations.

(a)	Joint Development Operator shall conduct Area-Wide Operations on behalf of the Development Parties pursuant to the applicable approved Annual Work Program and Budget.

(b)	All costs and liabilities incurred in Area-Wide Operations shall be borne and paid, and all assets acquired in such operations owned, by the Participating Parties in proportion to their Participating Interests.

(c)	Each Development Party shall pay its share of estimated expenditures for Area-Wide Operations in which it participates, and such amounts shall be billed to or advanced by, as the case may be, such Development Party in accordance with Section 2.2.

Section 4.9 Third Party Operators. For the avoidance of doubt, the Parties agree that (a) the Development Work Program, Annual Work Program and Budget and other terms of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, 4.9 and 4.10 shall, though binding as between the Parties, not be binding upon any operator or non-operator that is not a Party and (b) the terms of Section 4.7 shall not apply to any operations conducted by an operator that is not a Party.

Section 4.10 HSSE.

(a)	Within thirty (30) days following the Closing Date, the Development Parties shall use good faith efforts to develop HSSE principles to be observed in the conduct of Development Operations (the “HSSE Principles”) which at a minimum include: (i) the goals of preventing injuries and providing a healthy, safe and secure working environment; (ii) protection of the environment; (iii) the responsibility to seek continuous improvement in HSSE performance; and (iv) the principle that level of risk is the primary criterion for facilities design.

(b)	Within one hundred twenty (120) days following the Closing Date, the Development Parties shall use good faith efforts to develop an HSSE plan to be observed in the conduct of Development Operations (the “HSSE Plan”) relating to the conduct of activities under this Agreement which is consistent with the HSSE Principles and the relevant technical standards and codes of practice issued by American professional bodies, including the American Petroleum Institute, the American Society of Mechanical Engineers, the American National Standards Institute, and all applicable Laws.

(c)	Within two (2) years following the Closing Date, Joint Development Operator and each Party Operator shall have used good faith efforts to develop and implement an HSSE management system to be observed in the conduct of Development Operations (an “HSSE Management System”) which addresses the HSSE risks specific to its duties under this Agreement, and any Applicable Operating Agreement, and the management of controls to eliminate, reduce or mitigate HSSE risks.

(d)	From time to time, the Operating Committee may amend the HSSE Principles, HSSE Plan, and the HSSE Management System, as the case may be, subject to the voting thresholds and procedures set forth herein.

Section 4.11 Conflict of Interest Policy. Within sixty (60) days following the Closing Date, the Operating Committee shall use good faith efforts to develop a policy for the Development Parties regarding required disclosure of conflicts of interest that any Development Party or Affiliate of a Development Party, or any officer, director or key employee of any Development Party or Affiliate of a Development Party, may have with the interests of any of the Development Parties in connection with the conduct of Development Operations.

ARTICLE 5

DEFAULT

Section 5.1 Default.

(a)	Any Development Party that fails to pay when due any amounts owed and undisputed under the terms of this Agreement or any Associated Agreement (including any amount included in an approved Annual Work Program and Budget) and such failure is not cured within fifteen (15) days of such Development Party’s receipt of a Default Notice shall be in default under this Agreement, and shall be referred to herein as a “Defaulting Party”. Joint Development Operator shall (or any Affected Party may) give notice of such default (a “Default Notice”) to the Defaulting Party and each of the other non-Defaulting Parties.

(b)	For purposes of this Article 5, “Default Period” means the period beginning fifteen (15) days from the date of a Development Party’s receipt of a Default Notice if such Development Party remains in default under Section 5.1(a), and ending when all of the Defaulting Party’s defaults have been remedied in full.

(c)	All amounts in default and not paid when due under this Agreement shall bear interest at the Default Interest Rate from the due date to the date of payment.

(d)	For the avoidance of doubt (i) EXCO shall not be in default with respect to the payment of its Participating Interest share of Development Costs to the extent that BG is responsible for such Development Costs as required by Section 2.1 and BG fails to pay its Carried Costs when due, and (ii) in the event BG fails to pay its Carried Costs when due and BG has not exercised its rights under Section 5.1(e) with respect to such Carried Costs (if applicable), then BG shall be in default under this Agreement upon its receipt of a Default Notice and its failure to so cure such default as provided in Section 5.1(a). Except as set forth in Section 5.1(e), no default by EXCO under this Agreement shall affect BG’s obligation to pay the Carried Costs when due as required by Section 2.1.

(e)	Notwithstanding anything to the contrary herein, at any time upon which EXCO is a Defaulting Party hereunder and prior to the Carry Termination Event, BG shall have the right but not the obligation to set off its obligation to pay Carried Costs against the Total Amount in Default of EXCO upon notice to EXCO and, upon such set off, such obligation to pay such Carried Costs (to the extent of the amount so set off) shall be deemed satisfied.

Section 5.2 Certain Consequences of Default.

(a)	Notwithstanding any other provision in this Agreement or any Associated Agreement to the contrary, during the Default Period, the Defaulting Party shall be subject to all rights and remedies available to the Affected Parties under the relevant Applicable Operating Agreements, and in addition, shall have no right to:

(i)	make or elect to participate in any proposal under this Agreement or any Applicable Operating Agreement;

(ii)	vote on any matter with respect to which approval is required under the express terms of this Agreement or any Associated Agreement (excluding any amendment or waiver of the terms of any such agreement);

(iii)	call any Operating Committee or subcommittee meeting;

(iv)	vote on any matter coming before the Operating Committee or any subcommittee (except for any amendment to the Development Work Program pursuant to Section 4.1);

(v)	access any data or information relating to any operation conducted under this Agreement or any Associated Agreement (except to the extent that the Defaulting Party is Joint Development Operator or is a Party Operator, in which case such Defaulting Party shall be entitled to such data and information as may be necessary to perform its responsibilities in such capacity);

(vi)	Transfer all or any part of its interests in its Joint Development Interest or any other Subject Oil and Gas Asset, or Encumber all or any part of its interests in its Subject Oil and Gas Assets except in a case of (a) a Transfer of a Joint Development Interest to a Person or Encumbrance in favor of a Person who simultaneously with such Transfer or Encumbrance satisfies in full the Total Amount in Default, or (b) a Credit Facility Encumbrance granted pursuant to a borrowing for which all or a portion of the proceeds thereof are used to pay the entire amount of the Total Amount in Default;

(vii)	withhold consent to any Transfer of all or an undivided portion of the Joint Development Interest or a Material Interest of a non-defaulting Development Party pursuant to Article 7, or exercise its preferential purchase right provided for in Section 8.1 in the event of such a Transfer by a non-defaulting Development Party or in Section 8.2 in the event of a Change in Control of a non-defaulting Development Party; or

(viii)	elect to acquire any portion of an Acquired Interest pursuant to Article 9.

(b)	In addition to the other remedies available to the Affected Parties under this Agreement and any other rights available to each Affected Party to recover its share of the Total Amount in Default from and after the later to occur of the thirtieth (30th) day of the Default Period or the time upon which the Defaulting Party’s Escrow Account Balance is equal to zero (0), a Defaulting Party shall have no right to receive its Entitlement from the Leases included in the Subject Oil and Gas Assets and the Affected Parties shall have the right to collect such Entitlement.

(c)	Furthermore, during the Default Period, the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Development Party in taking, any actions approved by the non-defaulting Development Parties during the Default Period which cannot be conducted as Sole Risk Development Operations under the terms of any Applicable Operating Agreement.

(d)	Any Default Notice shall include a statement of the amount of money that the Defaulting Party has failed to pay.

(e)	Upon the commencement of the Default Period, except with respect to any Carried Costs, Joint Development Operator, or if Joint Development Operator or any Affiliate of Joint Development Operator is the Defaulting Party, any Affected Party or Affected Parties, shall send the non-defaulting Development Parties a statement of the sum of money that the Defaulting Party failed to pay, and the non-defaulting Development Parties shall pay such amount within fifteen (15) days following receipt of the statement. If any non-defaulting Development Party fails to timely satisfy such obligations, such non-defaulting Development Party shall thereupon be a Defaulting Party subject to the provisions of this Article 5. If all non-defaulting Development Parties fail to timely satisfy such obligations, the Development Parties shall be deemed to have unanimously determined not to make such expenditure and the Defaulting Party shall no longer be deemed to be in default with respect to such expenditure.

Section 5.3 Right to Costs of Enforcement. Each Affected Party shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and other reasonable costs sustained in the collection of amounts owed by the Defaulting Party.

Section 5.4 Cumulative and Additional Remedies. The rights and remedies granted to an Affected Party in this Article 5 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the Affected Party, at law, in equity or otherwise. Each right and remedy available to an Affected Party may be exercised from time to time and so often and in such order as may be considered expedient by an Affected Party in its sole discretion.

Section 5.5 Reassignment Obligation.

(a)

If BG becomes a Defaulting Party with respect to any Carried Costs, (a “Carried Cost Default”), then in addition to a Default Notice with respect thereto, EXCO will give notice of such Carried Cost Default (a “Carried Cost Default Notice”) to BG. If BG fails to pay such owed and undisputed Carried Costs within fifteen

(15) days of BG’s receipt of a Carried Cost Default Notice, then EXCO (at the option of EXCO exercisable at any time prior to the cure of such Carried Cost Default, which option shall be exercised by notice to BG) may require BG to reassign to EXCO, effective as of the date of BG’s failure to pay such Carried Costs when due, with special warranty of title against, and free and clear of, all claims by, through or under BG or its Affiliates, but not otherwise, an undivided one-half ( 1/2) of the Unpaid Carried Costs Percentage as of such time of all of BG’s and its Affiliates’ interests in the Deep Rights assigned by EXCO to BG pursuant to the Purchase Agreement and related Subject Oil and Gas Assets, including wells (including all wells drilled on such Deep Rights in which BG and/or its Affiliates have participated). For the avoidance of doubt, no Deep Rights acquired by BG pursuant to Article 9 shall be subject to the reassignment obligation. If EXCO elects to exercise its reassignment rights pursuant to this Section 5.5, BG shall be deemed to no longer be in default of its obligations to pay Carried Costs in accordance with the terms of Sections 2.1 and 2.2 of this Agreement, and such obligation to pay Carried Costs shall be deemed to be fully satisfied and this Agreement shall terminate. EXCO shall be entitled to exercise any and all rights and remedies that may be available to EXCO to enforce its rights under this Section 5.5, whether set forth in this Agreement, the Applicable Operating Agreement, at Law, in equity (including specific performance of this Agreement) or otherwise.

(b)	Notwithstanding anything to the contrary in this Section 5.5, for the avoidance of doubt, unless and until EXCO exercises its rights to require BG to reassign a portion of the Deep Rights under and in accordance with Section 5.5(a), BG shall have record title to the interests in the Deep Rights Transferred to BG pursuant to the Purchase Agreement and the conveyances executed in connection therewith and, except in the event of the exercise by EXCO of its rights under Section 5.2(b) or in the event that EXCO exercises its right to require BG to reassign a portion of the Deep Rights under and in accordance with Section 5.5(a) effective as of the date of BG’s failure to pay such Carried Costs when due, BG shall be entitled to all production from or attributable to such interests.

ARTICLE 6

TRANSFERS

Section 6.1 Maintenance of Uniform Interest; Minimum Participating Interest; Transfers by Defaulting Parties.

(a)

For the purpose of maintaining uniformity of ownership in the East Texas/North Louisiana Area as among the Development Parties, from and after the Closing Date, no Development Party shall Transfer any portion of its Joint Development Interest unless such Transfer covers the entirety of such Development Party’s Joint Development Interest, or an undivided percentage of such Development Party’s Joint Development Interest. Any Transfer of a Joint Development Interest shall also transfer a proportionate share of the Transferring Development Party’s interest in this Agreement and all of the Associated Agreements other than the

Secondment Agreement. For the avoidance of doubt, nothing in this Section 6.1(a) shall prevent a Development Party from Transferring a Material Interest or an Other Interest in accordance with the terms and conditions of this Agreement.

(b)	Except in the case of a Development Party transferring all of its Joint Development Interest, no Transfer of its Joint Development Interest shall be made by a Development Party which results in the transferor or transferee holding a Participating Interest of less than ten percent (10%).

(c)	No Defaulting Party may Transfer all or any part of its Joint Development Interest or any other Subject Oil and Gas Asset unless and until the Total Amount in Default is paid by such Defaulting Party or its transferee or any other Person on behalf of such Defaulting Party.

Section 6.2 Requirements for Transfer.

(a)	Any Transfer of all or any portion of a Joint Development Interest or any other interest of a Development Party in the Subject Oil and Gas Assets or Encumbrance of all or any portion of a Subject Oil and Gas Asset must expressly be made subject to this Agreement and the Associated Agreements. No Credit Facility Encumbrance shall be subject to the terms and conditions of this Agreement or any Associated Agreement, except that Credit Facility Encumbrances granted at or after the Closing Date (other than Credit Facility Encumbrances granted pursuant to the Existing EXCO Credit Facility) shall be subject to Section 3.5 (excluding Section 3.5(e)) and Article 8 of this Agreement and all Joint Development Operating Agreements.

(b)	A transferee of any Transfer of a Joint Development Interest shall have no rights in this Agreement or the Associated Agreements unless and until it provides the non-transferring Development Parties, and Joint Development Operator executed counterparts of the instrument or instruments providing for such Transfer; by execution and delivery of an instrument in substantially the form attached hereto as Exhibit “F” (the “Assumption Agreement”) expressly undertakes to be bound by the terms of this Agreement and the Associated Agreements.

Section 6.3 Liability of Transferor/Transferee. With respect to any Transfer of a Joint Development Interest, a transferring Development Party shall, notwithstanding such Transfer, be liable to the other Development Parties and Joint Development Operator for its obligation to fund its Participating Interest share (as of the time of the Transfer) of the Development Operations included in approved Annual Work Program and Budgets (including multi-year expenditures included in more than one Annual Work Program and Budget) and Sole Risk Development Operations in which such Development Party is participating, and for all other obligations, in each case, accrued under this Agreement or any Associated Agreement on or prior to such Transfer, but shall be released from any other obligations thereafter accruing under this Agreement or such Associated Agreement with respect to the Joint Development Interest being Transferred, except in the case where the Transfer at issue is made to an Affiliate or where the lender(s) with respect to a Credit Facility Foreclosure foreclose(s) on all or any part of a Development Party’s Joint Development Interest, in which cases the transferring Development Party or Development Party subject to the foreclosure, as applicable, shall remain primarily liable for all such obligations. For purposes of this Section 6.3, costs of plugging and abandoning wells and decommissioning facilities in which the transferring Development Party has participated (or has paid a share of the costs under the preceding sentence) shall be considered to accrue at the time when applicable operator cash calls such amounts or the Development Parties are required to provide security for such amounts under the terms of this Agreement or the Associated Agreements, whichever is earlier.

Section 6.4 Encumbrances by Parties.

(a)	Nothing contained in this Article 6 or in Articles 7 or 8 shall prevent a Development Party from Encumbering all or any undivided share of its Joint Development Interest or any other interest in the Subject Oil and Gas Interests to a third party after the Closing Date, provided that:

(i)	such Development Party shall remain liable for all obligations relating to such Joint Development Interest except as provided in Section 6.3; and

(ii)	other than with respect to a Credit Facility Encumbrance, such Encumbrance shall be expressly subordinated to the rights of the other Parties under this Agreement, including any mortgage or security interest provided for herein or in the Associated Agreements, which subordination shall be expressly for the benefit of the other Parties.

(b)	The liens and security interests created for the benefit of the Development Parties under this Agreement and any Applicable Operating Agreement (other than the Development Parties’ security interest in the Escrow Deposit Account) are and will be, in all respects, subordinate to the liens and security interests created pursuant to a Credit Facility Encumbrance regardless of the time of execution of the instruments creating such liens and/or security interests and/or the filing of such liens and security interests in the applicable county or parish or other governmental office. Each Development Party agrees to execute any instruments requested by any Credit Facility Encumbrance lender reasonably necessary to reflect the subordination of any liens or security interests created for the benefit of the Development Parties under this Agreement or any Associated Agreement (other than the Development Parties’ security interests in the Escrow Deposit Account) to the liens and security interests created pursuant to such Credit Facility Encumbrance.

ARTICLE 7

CONSENT TO ASSIGNMENT

Section 7.1 Certain Transfers during Initial Three Year Period. From and after the Closing Date and until the third anniversary of the Closing Date (such period, the “Initial Three Year Period”), no Development Party shall be permitted to Transfer all or any part of its Joint Development Interest or other Material Interest or undergo a Change in Control without the prior written consent of each other Development Party, which consent may be withheld for any reason in the sole discretion of such other Development Party, provided that no such consent shall be required for any Transfer of all or any part of a Development Party’s Joint Development Interest or other Material Interest to an Affiliate of such Development Party, provided that any subsequent Transfer of a Material Interest by such Affiliate of such Development Party to a Person that is not an Affiliate of such Development Party during the Initial Three Year Period shall require the prior written consent of the other Development Parties, which consent may be withheld for any reason in the sole discretion of such other Development Parties. Further, during the Initial Three Year Period, no Affiliate of a Development Party that has been Transferred a Material Interest may undergo a Change in Control without the prior written consent of each other Development Party, which consent may be withheld for any reason in the sole discretion of such other Development Party.

Section 7.2 Other Transfers. A Development Party shall be permitted to Transfer all or any part of its Joint Development Interest after the Initial Three Year Period, provided that a transferee must have the financial ability to perform its future payment obligations hereunder and under the Associated Agreements and the technical ability to participate in the planning of future operations.

Section 7.3 Additional Consent Requirements. For the avoidance of doubt, any Transfer of a Joint Development Interest or a Material Interest shall also be subject to any restrictions on Transfer set forth in the Associated Agreements in addition to those set forth in this Agreement, provided that to the extent any such Associated Agreement contains a right to withhold consent to Transfer or a preferential purchase right in favor of another Development Party, as between the transferring Development Party and the other Development Parties that are parties to such Associated Agreement, any such consent right or preferential purchase right in such Associated Agreement shall not apply.

Section 7.4 Consents for Transfer of Joint Development or Party Operatorship. Neither Joint Development Operator nor any Party Operator may transfer all or any part of its rights or obligations as Joint Development Operator hereunder or as Party Operator under any Applicable Operating Agreement without the prior written consent of each Development Party, which consent may be withheld for any reason in the sole discretion of such Development Party.

ARTICLE 8

PREFERENTIAL RIGHT TO PURCHASE; CHANGES IN CONTROL

Section 8.1 Preferential Right to Purchase. Any Transfer of all or a portion of a Development Party’s Joint Development Interest or a Material Interest, other than a Transfer thereof to a Wholly-Owned Affiliate shall be subject to the following procedure.

(a)

Once the final terms and conditions of such Transfer have been fully negotiated and are binding upon the parties thereto, the transferring Development Party shall disclose all such final terms and conditions as are relevant to the acquisition of the Joint Development Interest or Material Interest, as applicable (and, if applicable, the determination of the Cash Value of the Joint Development Interest or Material Interest, as applicable) in a notice to the non-transferring Development Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each non-transferring Development Party shall have the right to acquire the Joint Development Interest or any Material Interest, as applicable, subject to such proposed Transfer from the transferring Development Party on the terms and conditions described in Sections 8.1(c) and 8.1(d), as applicable, if, within sixty (60) days of the transferring Development Party’s notice, the non-transferring Development Party delivers to the transferring Development Party a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to the other provisions of this Section 8.1, where applicable). If no non-transferring Development Party delivers such counter-notification within such time, such Transfer to the proposed transferee may proceed without further notice, subject to the other provisions of this Agreement, under terms and conditions no more favorable to the transferee than those set forth in the notice to the non-transferring Development Parties, provided that such Transfer shall be concluded within one hundred twenty (120) days from the date of the notice. If such Transfer fails to be concluded within such period and the parties thereto desire thereafter to proceed with such proposed Transfer, the transferring Development Party shall be required to re-offer the Joint Development Interest or Material Interest, as applicable, subject to the Transfer to the non-transferring Development Parties in accordance with the terms and conditions of this Section 8.1. No Development Party shall have a right under this Section 8.1 to acquire any asset other than a Joint Development Interest or Material Interest, as applicable, nor shall a Development Party be required to acquire any asset other than a Joint Development Interest or Material Interest, as applicable, regardless of whether other properties are included in the Transfer at issue.

(b)	If more than one non-transferring Development Party counter-notifies that it intends to acquire the transferring Development Party’s Joint Development Interest or Material Interest, as applicable, that is subject to the proposed Transfer, then each such Development Party shall acquire a proportion of the Joint Development Interest or Material Interest, as applicable, to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all counter-notifying Development Parties, unless the counter-notifying Development Parties otherwise agree.

(c)	In the event of a Cash Transfer that does not involve other properties as part of a wider transaction, each non-transferring Development Party shall have a right to acquire the Joint Development Interest or Material Interest, as applicable, subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee.

(d)

In the event of a Transfer of all or a portion of a Joint Development Interest or Material Interest, as applicable, that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferring Development Party shall include in its notification to the non-transferring Development Parties a statement of the proposed Cash Value of the Joint

Development Interest or Material Interest, as applicable, subject to the proposed Transfer, and each non-transferring Development Party shall have a right to acquire such Joint Development Interest or Material Interest, as applicable, on the same final terms and conditions as were negotiated with the proposed transferee except that it shall pay the Cash Value in immediately available funds at the closing of the Transfer in lieu of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Joint Development Interest or Material Interest, as applicable, for cash. In the case of a package sale, the non-transferring Development Parties may not acquire the Joint Development Interest or Material Interest, as applicable, subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee. If for any reason the package sale terminates without completion, the non-transferring Development Parties’ rights to acquire the Joint Development Interest or Material Interest, as applicable, subject to the proposed package sale shall also terminate.

(e)	For purposes of Section 8.1(d), the Cash Value proposed by the transferring Development Party in its notice shall be conclusively deemed correct unless any non-transferring Development Party gives notice to the transferring Development Party within thirty (30) days of receipt of the transferring Development Party’s notice stating that it does not agree with the statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Development Parties shall have fifteen (15) days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) day period, any affected Development Party shall be entitled to refer the matter to an independent expert as provided in Section 13.3 for determination of the Cash Value, provided that the transferring Development Party may elect to terminate the proposed Transfer, and any non-transferring Development Party may elect to revoke its notice of intention to purchase, in either case by notice to the other Development Parties at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the transferring Development Party shall be the Cash Value provided by such Development Party in the notice provided to the non-transferring Development Parties pursuant to Section 8.1(d), and the Cash Value to be submitted to the independent expert by each non-transferring Development Party shall be the Cash Value provided by such Development Party in the notice provided to the transferring Development Party pursuant to this Section 8.1(e).

Section 8.2 Changes in Control.

(a)	Any Change in Control of a Development Party shall be subject to the terms and conditions of this Section 8.2. For purposes of this Section 8.2, the term “Acquired Development Party” shall refer to the Development Party that is subject to a Change in Control, “Other Development Parties” shall refer to all other Development Parties not subject to the Change in Control, and “Acquiror” shall refer to the third party proposing to acquire Control of the Acquired Development Party in the Change in Control.

(b)	Once the final terms and conditions of a Change in Control have been fully negotiated and are binding upon the parties thereto, the Acquired Development Party shall disclose all such final terms and conditions as are relevant to the acquisition of such Acquired Development Party’s Joint Development Interest and other interests in the Subject Oil and Gas Assets and the determination of the Cash Value of that Joint Development Interest and other interests in a notice to the Other Development Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each Other Development Party shall have the right to acquire the Acquired Development Party’s Joint Development Interest and other interests in the Subject Oil and Gas Assets on the terms and conditions described in Section 8.2(d) if, within sixty (60) days of the Acquired Development Party’s notice, the Other Development Party delivers to the Acquired Development Party a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to the other provisions of this Section 8.2, where applicable). If no Other Development Party delivers such counter-notification, the Change in Control may proceed without further notice, subject to the other provisions of this Article 8, under terms and conditions no more favorable to the Acquiror than those set forth in the notice to the Other Development Parties, provided that the Change in Control shall be concluded within one hundred twenty (120) days from the date of the notice. If the Change in Control fails to be concluded within such period and the direct or indirect owners, as the case may be, of the Acquired Development Party desire thereafter to proceed with such proposed Change in Control, the Acquired Development Party shall be required to re-offer the Joint Development Interest and other interests in the Subject Oil and Gas Assets subject to the Change in Control to the Other Development Parties in accordance with the terms and conditions of this Section 8.2. No Other Development Party shall have a right under this Section 8.2 to acquire any asset other than a Joint Development Interest, nor shall any Other Development Party be required to acquire any asset other than a Joint Development Interest and other interests in the Subject Oil and Gas Assets, regardless of whether other properties are subject to the Change in Control.

(c)

If more than one Other Development Party counter-notifies that it intends to acquire the Acquired Development Party’s Joint Development Interest and other interests in the Subject Oil and Gas Assets that is subject to the proposed Change in Control, then each such Other Development Party shall acquire a proportion of the Joint Development Interest subject to the Change in Control equal to the ratio of its own Participating Interest to the total Participating Interests of all counter-notifying Other Development Parties, unless the counter-notifying Other Development Parties otherwise agree.

(d)	The Acquired Development Party shall include in its notification to the Other Development Parties a statement of the proposed Cash Value of the Joint Development Interest subject to the proposed Change in Control, and each Other Development Party shall have a right to acquire such Joint Development Interest and other interests in the Subject Oil and Gas Assets for the Cash Value, on the final terms and conditions negotiated with the Acquiror that are relevant to the acquisition of a Joint Development Interest and other interests in the Subject Oil and Gas Assets for cash. No Other Development Party may acquire the Acquired Development Party’s Joint Development Interest and other interests in the Subject Oil and Gas Assets pursuant to this Section 8.2 unless and until completion of the Change in Control. If for any reason the Change in Control agreement terminates without completion, the Other Development Parties’ rights to acquire the Joint Development Interest and other interests in the Subject Oil and Gas Assets subject to the proposed Change in Control shall also terminate.

(e)	For purposes of Section 8.2(d), the Cash Value proposed by the Acquired Development Party in its notice shall be conclusively deemed correct unless any Other Development Party gives notice to the Acquired Development Party within thirty (30) days of receipt of the Acquired Development Party’s notice stating that it does not agree with the Acquired Development Party’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Development Parties shall have fifteen (15) days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) day period, any affected Development Party shall be entitled to refer the matter to an independent expert as provided in Section 13.3 for determination of the Cash Value, provided that the Acquired Development Party may elect to terminate the proposed Change in Control, and any Other Development Party may elect to revoke its notice of intention to purchase, in either case by notice to the other Development Parties at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the Acquired Development Party shall be the Cash Value provided by such Acquired Development Party in the notice provided to the non-transferring Development Parties pursuant to Section 8.2(d), and the Cash Value to be submitted to the independent expert by each Other Development Party shall be the Cash Value provided by such Other Development Party in the notice provided to the acquired Development Party pursuant to this Section 8.2(e).

(f)

Within thirty (30) days of receiving notice of a proposed Change in Control of EXCO, BG shall have the right but not the obligation to require EOC to resign as Joint Development Operator and to require EXCO Operator to resign as operator under each Applicable Operating Agreement in which it serves in such capacity, in each case, simultaneous with the consummation of such Change in Control. Such right shall be exercisable by BG by notice to EXCO. Upon any such election by BG, simultaneous with the consummation of the Change in Control, BG or BG’s designee shall automatically be deemed to be Joint Development Operator and the successor operator under each Joint Development Operating Agreement, and EXCO or its successor in interest shall vote for BG or BG’s designee to serve as the successor operator under each Applicable Operating Agreement where a successor operator is to be elected as a result of EXCO Operator’s resignation. If for any reason the Change in Control agreement terminates without completion, BG’s right to require EOC and EXCO Operator to resign as Joint Development Operator and operator, respectively, subject to the proposed Change in Control shall also terminate.

ARTICLE 9

AREA OF MUTUAL INTEREST; CERTAIN RENTALS

Section 9.1 Creation of Area of Mutual Interest. The Development Parties agree that the East Texas/North Louisiana Area shall be an area of mutual interest.

Section 9.2 Area of Mutual Interest Procedures.

(a)

If, during the period commencing on June 29, 2009 and ending on the five (5) year anniversary of the Closing Date, a Development Party or any Affiliate thereof (such Development Party, whether it or its Affiliate is the acquiror, an “Acquiring Development Party”) directly or indirectly acquires any interest from a non-Affiliate (a “Selling Party”) in any Oil and Gas Asset (such Oil and Gas Asset, the “Acquired Interest”), whether by lease, sublease, purchase, farmout, acquisition of shares or other equity interests in an entity directly or indirectly owning the Acquired Interest or otherwise, the Acquiring Development Party shall provide written notice (an “Offer Notice”) to the other Development Parties (each, a “Non-Acquiring Development Party”), provided that no Acquiring Development Party shall be required to deliver any Offer Notices relating to the acquisition by such Acquiring Development Party or any of its Affiliates of any Acquired Interests acquired on or after June 29, 2009 but prior to the Closing Date until five (5) Business Days after the Closing Date. Subject to the rights of any third parties under any relevant Applicable Operating Agreement, each Non-Acquiring Development Party shall have the right (but not the obligation) to acquire its undivided Participating Interest share in the Acquired Interest (the “Offered Interest”) upon the same terms and conditions on which the Acquiring Development Party or its Affiliate acquired the Acquired Interest, subject to assuming its Participating Interest share of all duties and obligations with respect to the Acquired Interest and paying the Acquiring Development Party the Non-Acquiring Development Party’s Participating Interest share of any consideration paid by the Acquiring Development Party or its Affiliate (and, in the case of Acquired Interests including Leases, any lease broker costs incurred in acquiring such Leases). Notwithstanding anything to the contrary in the preceding sentence, in the event that one or more Non-Acquiring Development Parties elect not to acquire their Offered Interests, each Non-Acquiring Development Party’s Offered Interest shall be that portion of the Acquired Interest that such Non-Acquired Development Party’s Participating Interest bears to the aggregate Participating Interests of the Acquiring Development Party and the Non-Acquiring Parties electing to participate in the acquisition of the Acquired Interest. An Acquiring Development Party shall use commercially reasonable efforts to assign a share of its or its Affiliate’s rights and obligations under the acquisition documents to the Non-Acquiring Development Parties, provided that the Acquiring Development Party shall not be required pay cash or otherwise surrender value or incur any liability to the Selling Party to obtain such a right.

(b)	Each Non-Acquiring Development Party shall have a period of sixty (60) days after receipt of the Offer Notice to notify the Acquiring Development Party in writing whether it elects to acquire its Offered Interest. Failure to give timely notice of such election shall be deemed an election not to acquire its Offered Interest. If a Non-Acquiring Development Party timely elects to acquire its Offered Interest, then the Acquiring Development Party and such Non-Acquiring Development Party shall enter into agreements for the Transfer of the Non-Acquiring Development Party’s Participating Interest share of such rights and obligations on substantially the same terms as provided in the agreements between the Selling Party and the Acquiring Development Party or its Affiliate (with such changes as may be necessitated by the differences in parties, the transfer of only a Participating Interest share, the inclusion of lease broker costs to the extent required by Section 9.2(a), and, if applicable, the apportionment of rights from a package deal or the payment of Cash Value in lieu of other consideration), provided that the Acquiring Development Party shall in no event have liability to the Non-Acquiring Development Party for representations, warranties or indemnities with respect to the Acquired Interest in excess of the Non-Acquiring Party’s Participating Interest share of amounts that the Acquiring Development Party or its Affiliate actually recovers under the third party acquisition agreement and related documents for the same matters. The Parties shall execute and deliver the applicable documents and take such other actions as shall be reasonably required to accomplish the transfer promptly after the Non-Acquiring Development Party’s exercise of its option.

(c)	If the Acquired Interest arises out of a farmout agreement or similar agreement requiring the drilling of a well or the performance of other similar obligations, the election by a Non-Acquiring Development Party to acquire its Offered Interest shall also constitute an election by such Non-Acquiring Development Party to join the Acquiring Development Party in all operations and obligations required to earn such Offered Interest under such an agreement and to bear its proportion of the cost thereof (including, if applicable, any Carried Costs relating thereto and such operations shall automatically be added to the Development Work Program and the relevant Annual Work Program and Budget). However, nothing in this Section 9.2(c) shall be construed to prevent any Development Party from electing not to join in a completion attempt of an earning or obligation well drilled under the terms of a farmout agreement or similar agreement if such Development Party is not obligated to do so under the terms of such farmout agreement or similar agreement.

(d)	In the event an Acquired Interest is not acquired pursuant to a Cash Transfer or is acquired with other properties included in a wider transaction (package deal), the Acquiring Development Party shall include in its notification to the Non-Acquiring Development Parties a statement of the Cash Value of the Acquired Interest (excluding the drilling of wells or performance of other obligations included as part of the consideration), and each Non-Acquiring Development Party shall have a right to acquire its Offered Interest on the same final terms and conditions as were negotiated with the proposed transferor except that it shall pay the Cash Value in immediately available funds to the Acquiring Development Party at the time of its acquisition of the Offered Interest in lieu of the consideration (excluding the drilling of wells or performance of other obligations included as part of the consideration) payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified to reflect the acquisition of the Offered Interest for cash. In the case of a package sale, the Non-Acquiring Development Parties may not acquire an interest in the Acquired Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferor. If for any reason the package sale terminates without completion, the Non-Acquiring Development Parties’ rights to acquire the Acquired Interest subject to the proposed package sale shall also terminate.

(e)

For purposes of Section 9.2(d), the Cash Value proposed by the Acquiring Development Party in its notice shall be conclusively deemed correct unless any Non-Acquiring Development Party gives notice to the Acquiring Development Party within thirty (30) days of its receipt of the Offer Notice stating that it does not agree with the Acquiring Development Party’s statement of the Cash Value, stating the Cash Value (excluding the drilling of wells or performance of other obligations included as part of the consideration) it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Development Parties shall have fifteen (15) days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) day period, any affected Development Party shall be entitled to refer the matter to an independent expert as provided in Section 13.3 for determination of the Cash Value, provided that the Acquiring Development Party may elect to terminate the proposed acquisition of the Acquired Interest, and any Non-Acquiring Development Party may elect to revoke its notice of intention to purchase, in either case by notice to the other Development Parties at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the Acquiring Development Party shall be the Cash Value provided by such Acquiring Development Party in the notice provided to the Non-Acquiring Development Parties pursuant to Section 9.1(d), and the Cash Value to be submitted to the independent expert by each Non-Acquiring Development Party shall be the Cash Value provided by such Non-Acquiring Development Party in the notice provided to the Acquiring Development Party pursuant to this Section 9.1(e).

(f)	If a Non-Acquiring Development Party elects not to acquire or fails to make a timely election to acquire the Offered Interest, such Non-Acquiring Development Party shall have no further rights whatsoever with regard to the Acquired Interest and such Acquired Interest shall be excluded for all purposes from this Agreement and the Associated Agreements and the provisions thereof, except that, in the case that EXCO is a Non-Acquiring Development Party that elects not to acquire or fails to make a timely election to acquire the Offered Interest, BG shall nonetheless have the right but not the obligation to require EXCO to operate such Acquired Interest on its behalf pursuant to a Joint Development Operating Agreement.

(g)	Notwithstanding anything to the contrary herein, this Article 9 shall not be applicable to: (i) Transfers among a Development Party and its Affiliates; (ii) acquisitions of interests in any entity or entities directly or indirectly owning an Acquired Asset if the direct or indirect interest in the Acquired Assets makes up less than twenty-five percent (25%) of the total Cash Value of the interest acquired or to be acquired, or (iii) any Excluded Assets.

(h)	For the avoidance of doubt, the Additional Interests shall be Acquired Interests for purposes of this Agreement in accordance with the Purchase Agreement, and EXCO shall offer the Additional Interests to BG on the Closing Date in accordance with the terms of this Section 9.2.

(i)	The Development Parties shall use commercially reasonable efforts to cause a Development Party, and not a third party, to serve as operator of any Acquired Interest.

(j)	Each Development Party agrees to cause its Affiliates to comply with this Article 9.

Section 9.3 Payment of Certain Rentals. If, at any time within the period that is thirty (30) days prior to the expiration of any Lease included in the Subject Assets, no approved Annual Work Program and Budget contemplates commencement of drilling operations or payment of delay rentals as may be necessary to maintain such Lease in existence, a Development Party with an interest in such Lease shall have the right to pay such delay rental in order to maintain such Lease in existence (any Development Party paying such delay rental, a “Maintaining Development Party”), and within ten (10) days of the payment of any such delay rental, shall provide notice of such payment (a “Delay Rental Notice”) to the other Parties. Each other Development Party with an interest in such Lease shall have the right (but not the obligation) to reimburse the Maintaining Development Party that portion of such delay rental that its Participating Interest bears to the aggregate Participating Interests of those Development Parties with interests in such Lease (or, if there are Releasing Development Parties, that portion of such delay rental that its Participating Interest bears to the aggregate Participating Interests of the Non-Releasing Development Parties) by notice to the other Parties and reimbursement of the Maintaining Development Party within ten (10) days of its receipt of the Delay Rental Notice. Failure of a Development Party to so reimburse the Maintaining Development Party (any such Development Party, a “Releasing Development Party”) shall result in such Releasing Development Party being deemed to have Transferred its interest in the applicable Lease to Maintaining Development Party and the Development Parties paying a portion of such delay rental (all such Development Parties, the “Non-Releasing Development Parties”) in the proportions that such Non-Releasing Development Parties’ Participating Interests in such Lease bear to the aggregate Participating Interests in such Lease of such Non-Releasing Development Parties, effective as of the first day of the Calendar Month in which such delay rental is paid. A Releasing Development Party shall, without delay following any request from any Non-Releasing Development Party, do any act required to be done by applicable Law or any applicable contract in order to render the Transfer of an affected Lease legally valid, including obtaining all necessary consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer. The Releasing Development Party shall be obligated to promptly remove any Encumbrances which may exist on the affected Lease. In the event required consents and approvals are not timely obtained, the Releasing Development Party shall hold the Transferred Lease in trust for the Non-Releasing Development Parties.

ARTICLE 10

TAXES

Section 10.1 Tax Partnership. The Development Parties intend and expect that the transactions contemplated by the Purchase Agreement, this Agreement and the Associated Agreements, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles, as resulting in (a) the creation of a partnership (the “Tax Partnership”) in which BG and EXCO are treated as partners, with the Tax Partnership being treated for tax purposes as holding the Subject Oil and Gas Assets and engaging in all activities of the Development Parties with respect to the Subject Oil and Gas Assets, (b) a contribution by EXCO of all of the Subject Oil and Gas Assets to the Tax Partnership; (c) a contribution of the Adjusted Closing Cash Consideration (as defined in the Purchase Agreement) and a commitment to fund the Carried Costs allocable to it under this Agreement to the Tax Partnership by BG in exchange for a fifty percent (50%) interest therein, (d) a distribution to EXCO of the Adjusted Closing Cash Consideration (i) as a reimbursement of EXCO’s preformation expenditures with respect to the Subject Oil and Gas Assets within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable and (ii) in a transaction subject to treatment under Section 707(a) of the Internal Revenue Code of 1986, as amended, and its implementing Treasury Regulations as in part a sale, and in part a contribution, of the Subject Oil and Gas Assets to the Tax Partnership to the extent that Treasure Regulations Section 1.707-4(d) is inapplicable, and (e) the realization by the Tax Partnership of all items of income or gain and the incurrence by the Tax Partnership of all items of costs or expenses attributable to the ownership, operation or disposition of the Subject Oil and Gas Assets, notwithstanding that such items are realized, paid or incurred by the Parties individually. The governing terms and conditions of the Tax Partnership are set forth in Exhibit “G” hereto.

Section 10.2 Tax Information. Joint Development Operator and each Party Operator shall provide each Development Party, in a timely manner and at each Development Party’s sole expense, with information with respect to Development Operations as such Development Party may reasonably request for preparation of its tax returns or responding to any audit or tax proceeding with respect to Asset Taxes.

Section 10.3 Responsibility for Taxes. Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party and the satisfaction of such Party’s share of all contract obligations under this Agreement and the Associated Agreements. Each Party shall protect, defend, and indemnify each other Party from and against any and all losses, costs, and liabilities arising from the indemnifying Party’s failure or refusal to report and discharge such taxes or satisfy such obligations.

ARTICLE 11

TERM

This Agreement shall terminate on January 1, 2020, unless earlier terminated pursuant to Section 5.5 or by the written agreement of all of the Parties; provided that (a) except as provided in Section 5.5 (in the event that this Agreement is terminated pursuant to such Section), the termination of this Agreement or any provision thereof shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, (b) except in connection with a termination of this Agreement pursuant to Section 5.5, as among BG and EXCO and any other Person who becomes a Development Party hereunder prior to the termination of this Agreement (but not as to any successor or assign or such Person following the termination of this Agreement), the provisions of each of (A) Sections 3.3, 3.10(b) and 4.10, and (B) Articles 8, 10, 12, 13 and 14 shall survive such termination and remain in full force and effect with respect to each of those Leases in which more than one of such Persons jointly holds an interest until only one such Person holds an interest in such Lease (unless earlier terminated by the written agreement of all of the Parties), and (c) the provisions of each of (x) Section 3.4 (other than Section 3.4(b)), (y) Exhibit G and (z) Section B of Schedule 3.12 shall survive such termination and remain in full force and effect with respect to each of those Leases in which more than one of such Persons jointly holds an interest until only one such Person holds an interest in such Lease (unless earlier terminated by the written agreement of all of the Parties).

ARTICLE 12

RELATIONSHIP OF THE PARTIES

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership (other than the Tax Partnership created pursuant to Section 10.1), joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in the last sentence of Section 9.3.

ARTICLE 13

GOVERNING LAW; DISPUTE RESOLUTION; EXPERT PROCEEDINGS

Section 13.1 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 13.2 Dispute Resolution.

(a)	Except for matters that are expressly made subject to the dispute resolution procedures set forth in Section 13.3, any Dispute among the Parties shall be resolved through final and binding arbitration.

(b)	The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time the arbitration of the Dispute is initiated (the “AAA Rules”).

(c)	The arbitration shall be conducted by 3 arbitrators and conducted in Dallas, Texas. Within 30 days of any Party providing notice to the other Parties of a Dispute, if there are two Parties or two groups of Parties to a Dispute, each Party or group of Parties to such Dispute shall appoint one arbitrator, and the 2 arbitrators so appointed shall select the third and presiding arbitrator within 30 days following appointment of the second party-appointed arbitrator. If either Party or group of Parties fails to appoint an arbitrator within the permitted time period, then the missing arbitrator(s) shall be selected by the AAA as appointing authority in accordance with the AAA Rules. In the event that there are more than two Parties or groups of Parties to an arbitration, the Parties to the arbitration shall endeavor to agree on the appointment of the three arbitrators within thirty (30) days of the written request for arbitration. In the event the Parties cannot reach agreement on the selection of three arbitrators within the time permitted, all arbitrators not yet appointed shall be appointed by the AAA in accordance with the AAA Rules. Any arbitrator appointed by the Party-appointed arbitrators or the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA or a member of the Center of Public Resources Panel of Distinguished Neutrals. All arbitrators shall be and remain at all times independent and impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, when applicable. All arbitrators shall be qualified by education, training, or experience to resolve the Dispute. No arbitrator shall have been an employee or consultant to any Party or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the Dispute.

(d)	All decisions of the arbitral tribunal shall be made by majority vote. The award of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act. Judgment on the award may be entered and enforced by any court of competent jurisdiction hereunder.

(e)	Notwithstanding the agreement to arbitrate Disputes in this Section 13.2, any Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment, and conservation orders. The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive the right to arbitration. Additionally, the arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone or video conference, or by other means that permit the Parties to present evidence and arguments. The arbitrators may require any Party to provide appropriate security in connection with such measures.

(f)	The arbitral tribunal is authorized to award costs, attorneys’ fees, and expert witness fees and to allocate them among the Parties. The award may include interest, at the Default Interest Rate, from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full. The arbitrators may not award indirect, consequential, special or punitive damages. Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.

(g)	All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates and each of their respective employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award, or expert determination, to enforce other rights of a Party, as required by law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third-party purchasers, provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination, or award.

(h)	Any papers, notices, or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 14.2.

Section 13.3 Expert Proceedings. For any decision referred to an expert under this Agreement, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Development Parties. The expert is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity. The expert shall not (without the written consent of the Development Parties) be appointed to act as an arbitrator or as adviser to any Development Party arbitrated pursuant to Section 13.2, provided that nothing in this sentence shall preclude any Development Party from using the expert as a witness regarding the proper conduct of the expert procedure. The Development Party desiring an expert determination shall give the other Development Party written notice of the request for such determination. If the Development Parties are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the Development Parties, the AAA shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Development Parties concerning the expert determination or the underlying dispute. All communications between any Development Party and the expert shall be conducted in writing, with copies sent simultaneously to the other Development Party in the same manner, or at a meeting to which all Development Parties have been invited and of which such Development Parties have been provided at least five (5) Business Days notice. Within thirty (30) days after the expert’s acceptance of its appointment, the Development Parties shall provide the expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within sixty (60) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the expert, the expert shall select the proposal which it finds more consistent with the terms of this Agreement. The expert may not propose alternate positions or award damages, interest or penalties to any Party with respect to any matter. The expert’s decision shall be final and binding on the Development Parties. Any Party that fails or refuses to honor the decision of an expert shall be in default under this Agreement.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

Section 14.2 Notices. All notices and communications required or permitted to be given hereunder, excluding any notices under Section 3.10 and Article 4 hereof (which notices shall be governed by the provisions of Section 4.1(p) hereof), shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to EXCO:

EXCO Operating Company, LP EXCO Production Company, LP 12377 Merit Drive, Suite 1700 Dallas, Texas 75251 Attention: Rick Hodges, Vice President of Land Telephone: (214) 368-2084 Fax: (214) 706-3424

With a copy to:

EXCO Operating Company, LP EXCO Production Company, LP 12377 Merit Drive, Suite 1700 Dallas, Texas 75251
Attention:	William L. Boeing, Vice President,
General Counsel, and Secretary
Telephone: (214) 368-2084 Fax: (214) 706-3409

With a copy to:

Vinson & Elkins L.L.P. 2500 First City Tower 1001 Fannin Street Houston, Texas 77002-6760 Attention: Robin S. Fredrickson Telephone: (713) 758-2450 Fax: (713) 615-5850

If to BG:

BG US Production Company, LLC 5444 Westheimer, Suite 1200 Houston, Texas 77056 Attention: Jon Harris Telephone: (713) 599-4000 Fax: (713) 599-4250

with copies to:

BG US Production Company, LLC 5444 Westheimer, Suite 1200 Houston, Texas 77056 Attention: Bill Way Telephone: (713) 599-4000 Fax: (713) 599-4250

and

BG US Production Company, LLC 5444 Westheimer, Suite 1200 Houston, Texas 77056 Attention: Chris Migura, Principal Counsel Telephone: (713) 599-4000 Fax: (713) 599-4250

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 14.2.

Section 14.3 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

Section 14.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Development Party, or their respective officers, employees, agents, or representatives, nor any failure by a Development Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Development Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 14.5 Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS HERETO, THE PURCHASE AGREEMENT AND THE ASSOCIATED AGREEMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE DEVELOPMENT PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND

SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO DEVELOPMENT PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO; OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY ASSOCIATED AGREEMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OR ANY ASSOCIATED AGREEMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.5.

Section 14.6 Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification.

Section 14.7 Parties in Interest. Nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 14.8 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 14.9 Confidentiality.

(a)	The Parties agree that all information related to Development Operations in which any Development Party is participating shall be considered confidential, shall be kept confidential and shall not be disclosed during the term of this Agreement to any Person that is not a Party, except:

(i)	to an Affiliate of a Party;

(ii)	to the extent such information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority binding upon a Party;

(iii)	to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(iv)	to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(v)	to a bona fide prospective transferee of a Party’s Joint Development Interest, a Material Interest or an Other Interest to the extent appropriate in order to allow the assessment of such Joint Development Interest, Material Interest or Other Interest (including a Person with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(vi)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(vii)	to the extent such information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over such Party or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Party shall comply with Section 14.10;

(viii)	to its respective employees for the purpose of conducting Development Operations, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(ix)	any information which, through no fault of a Party, becomes a part of the public domain.

(b)	Disclosure as pursuant to Sections 14.9(a)(iv), (v) and (vi) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the information strictly confidential for the term of this Agreement and to use the information for the sole purpose described in Sections 14.9(a)(iv), (v) and (vi), whichever is applicable, with respect to the disclosing Party.

Section 14.10 Publicity.

(a)	Without reasonable prior notice to the other Parties, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, the Associated Agreements or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, the releasing Party shall provide a copy of the press release or public statement to the other Parties.

(b)

Notwithstanding anything to the contrary in Section 14.9 or Section 14.10(a), any Party or Affiliate of a Party may disclose information regarding Development Operations in investor presentations, industry conference presentations or similar disclosures, provided that not less than twenty four (24) hours prior to so disclosing any such information, the releasing Party shall provide a copy of the presentation or other disclosure document containing such information to the other Parties.

(c)	Notwithstanding anything to the contrary in Section 14.9 or Section 14.10(a), in the event of any emergency endangering property, lives or the environment, Joint Development Operator may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide each Party with a copy of any such press release or announcement.

Section 14.11 Preparation of Agreement. Both EXCO and BG and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 14.12 Conduct of the Parties; Business Principles.

(a)	Each Party warrants that it and its Affiliates have not made, offered, or authorized and agrees that it will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any public official (being any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate any applicable Law.

(b)	Prior to the Closing Date, each Development Party provided the others with a copy of its business principles governing its general conduct of operations and business dealings, and each Development Party acknowledges receipt and awareness of the other Development Party’s business principles. Within one hundred twenty (120) days from the Closing Date, the Development Parties agree to use reasonable efforts to meet and agree a common set of general principles governing the conduct of operations under this Agreement.

Section 14.13 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.14 Non-Compensatory Damages. None of the Parties shall be entitled to recover from any other Party, or such Parties respective Affiliates, any indirect, consequential,

punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement, the Associated Agreements or the transactions contemplated hereby or thereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each Development Party, on behalf of itself and each of its Affiliates, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement, the Associated Agreements or the transactions contemplated hereby and thereby.

Section 14.15 Excluded Assets. For the avoidance of doubt, no Excluded Asset shall be subject to the terms of this Agreement or any Joint Development Operating Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Closing Date.

BG US PRODUCTION COMPANY, LLC

By:	/s/ ELIZABETH SPOMER
Name:	Elizabeth Spomer
Title:	Vice President

EXCO OPERATING COMPANY, LP

By:	EXCO PARTNERS OLP GP, LLC, its general partner

By:	/s/ R.L. HODGES
Name:	R.L. Hodges
Title:	Vice President

EXCO PRODUCTION COMPANY, LP

By:	VAUGHN DE, LLC, its general partner

By:	/s/ R.L. HODGES
Name:	R.L. Hodges
Title:	Vice President

[SIGNATURE PAGE TO JOINT DEVELOPMENT AGREEMENT]

ATTACHED TO AND MADE PART OF THE JOINT DEVELOPMENT AGREEMENT BY AND AMONG BG US

PRODUCTION COMPANY, LLC, EXCO OPERATING COMPANY, LP AND EXCO PRODUCTION COMPANY, LP

APPENDIX I

DEFINITIONS

“AAA” has the meaning set forth in Section 11.2.

“AAA Rules” has the meaning set forth in Section 11.2.

“Acquired Development Party” has the meaning set forth in Section 8.2(a).

“Acquired Interest” has the meaning set forth in Section 9.2(a).

“Acquiring Development Party” has the meaning set forth in Section 8.2(a).

“Acquiror” has the meaning set forth in Section 8.2(a).

“Actual Operating Agreement Charges” has the meaning set forth in Section 3.12(e)(i).

“Additional Interests” has the meaning set forth in the Purchase Agreement.

“AFE” means an authorization for expenditure.

“Affected Party” means any non-defaulting Party who either operates or owns an interest in the Subject Oil and Gas Assets affected by a default by another Party and which is not itself in default (either under the terms of this Agreement or any Associated Agreement) at the time in question.

“Affiliate” means, with respect to any Party, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Party.

“After Acquired Units” means those Subject Oil and Gas Assets acquired after the Closing Date that are not within the boundaries of any drilling, proration or production unit existing as of the Closing Date or hereinafter formed by the Parties or by order or rule of a Governmental Authority having jurisdiction that contains acreage covered by any Lease in which EXCO owns an interest as of the Closing Date.

“Agreement” means this Joint Development Agreement.

“Annual Work Program and Budget” means, for any Calendar Year, the work program and budget for Joint Development Operations during such Calendar Year.

“Applicable Operating Agreements” means, collectively, the Joint Development Operating Agreements and all Third Party Operating Agreements, and “Applicable Operating Agreement” means any of them.

Schedule 3.12-1

“Area-Wide Operation” means a seismic or other geophysical data acquisition operation, or other similar operation, including geophysical surveys, microseismic monitoring and core sampling and analysis conducted by the Development Parties in accordance with this Agreement with respect to the East Texas/North Louisiana Area and covering areas subject to more than one Applicable Operating Agreement, or areas subject presently to no Applicable Operating Agreement.

“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Subject Oil and Gas Assets or the production of hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise taxes.

“Associated Agreements” means, collectively, the Applicable Operating Agreements, the Secondment Agreement and any other agreements entered into by all Development Parties and any third parties in furtherance of the conduct of Joint Development Operations, and “Associated Agreement” means any of them.

“Assumption Agreement” has the meaning set forth in Section 6.2(b).

“Bankruptcy Code” means Title 11 of the United States Code.

“BG” has the meaning set forth in the Preamble.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business, provided that if Business Days are used to calculate periods in which a Party must make a payment hereunder, “Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas and London are generally open for business.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three (3) consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of twelve (12) consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar.

“Carried Costs” has the meaning set forth in Section 2.1.

“Carried Costs Balance” means, as of any time, the difference between the Carried Costs Obligation and the aggregate Carried Costs paid by BG as of such time.

“Carried Costs” has the meaning set forth in Section 2.1.

Schedule 3.12-2

“Carried Cost Obligation” means four hundred million dollars (US$400,000,000), as such amount may be decreased from time to time pursuant to Article XI and/or Article XII of the Purchase Agreement.

“Carried Cost Default” has the meaning set forth in Section 5.5(a).

“Carried Cost Default Notice” has the meaning set forth in Section 5.5(a).

“Carry Termination Event” has the meaning set forth in Section 2.1.

“Cash Transfer” means any Transfer of any Joint Development Interest where the sole consideration (other than the assumption of obligations relating to the transferred Joint Development Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Joint Development Interest being transferred.

“Cash Value” means the market value (expressed in U.S. dollars) of all or a portion of a Joint Development Interest subject to the proposed Transfer or Change in Control, based upon the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

“Change in Control” means any direct or indirect change in Control of a Development Party (whether through merger, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; provided, however, that for purposes hereof, a “Change in Control” shall not include a change in Control of a Party (a) resulting from a management-lead buyout of the public share ownership of such Party and conversion of such Party to a privately-held company, (b) resulting in ongoing control by a Wholly-Owned Affiliate that is wholly-owned by the ultimate parent company of such Party, or (c) created by a change in Control of the ultimate parent company of such Party. For the avoidance of doubt, as of the Closing Date, the ultimate parent company of BG is BG Group plc, a public limited company organized and existing under the Laws of England and Wales, and the ultimate parent company of EXCO is EXCO Resources, Inc., a corporation organized and existing under the Laws of Texas.

“Closing Date” has the meaning set forth in the Preamble.

“Control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Facility Encumbrance” means Encumbrances created pursuant to any material borrowing arrangement entered into by any Development Party and/or its Affiliates with a third party that is not an Affiliate of such Development Party or its Affiliates, as such arrangement may be amended, modified, supplemented or replaced from time to time.

Schedule 3.12-3

For the avoidance of doubt, as of the Closing Date, the only Credit Facility Encumbrances burdening the Subject Oil and Gas Assets are those Encumbrances created pursuant to the Existing EXCO Credit Facility (provided that such Encumbrances only burden EXCO’s interests in the Subject Oil and Gas Assets).

“Credit Facility Foreclosure” means any foreclosure upon the interests of a Development Party and its Affiliates in the Subject Oil and Gas Assets pursuant to a Credit Facility Encumbrance of such Development Party and any related security agreements.

“Deep Rights” means those subsurface depths within the East Texas/North Louisiana Area that are below the base of (but excluding) the Cotton Valley formation at a measured depth of 9,650’, as identified by the Jonesville North A-17 well, API No. 42203343000000, recognizing that actual depth will vary across the East Texas/North Louisiana Area.

“Default Interest Rate” means the three month London Inter-Bank Offer Rate (as published in the “Money Rates” table of the Wall Street Journal, eastern edition) plus an additional five percentage points (5%) applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding Calendar Month (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law).

“Default Notice” has the meaning set forth in Section 5.1(a).

“Default Period” has the meaning set forth in Section 5.1(b).

“Defaulting Party” has the meaning set forth in Section 5.1(a).

“Development Costs” means costs and expenses incurred in the conduct of Development Operations.

“Development Operation” means any operation conducted pursuant to any Applicable Operating Agreement or an Area-Wide Operation conducted pursuant to this Agreement.

“Development Operations Contract” means any contract (or confirm relating to any such contract) to which Joint Development Operator or any Party Operator is a party for which services thereunder are to be used primarily for the conduct of Development Operations.

“Development Party” and “Development Parties” have the meanings set forth in the Preamble, and following any Transfer in accordance with this Agreement, the successor or assign of such Transferring Party.

“Development Work Program” has the meaning set forth in Section 4.2.

“Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or Associated Agreement, or the transactions contemplated hereby or thereby, including but not limited to any dispute, controversy or

Schedule 3.12-4

claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement or any Associated Agreement or the relationship of the Parties arising out of this Agreement or the Associated Agreements or the transactions contemplated hereby or thereby; provided that the term “Dispute” shall not include any disagreement among the Operating Committee with respect to decisions to be made by the Operating Committee.

“East Texas/North Louisiana Area” means the lands (and subsurface) included in those Texas counties and Louisiana parishes identified in Exhibit “A” attached hereto, provided that the East Texas/North Louisiana Area shall not include (a) those areas included within the description of the excluded fields on Exhibit “A” attached hereto or (b) any Lease or other property that is an Excluded Asset.

“Eligible Costs” means all costs and expenses incurred in accordance with an Applicable Operating Agreement in conducting (i) Joint Development Operations with respect to the Deep Rights for the drilling, testing, completing, deepening, recompleting, sidetracking, reworking and plugging back of wells, the plugging and abandoning of dry holes or wells no longer capable of producing in paying quantities, and the equipping of wells for production, and (ii) Sole Risk Development Operations with respect to the Deep Rights conducted by EXCO pursuant to Section 4.6 for drilling and/or completing any well or conducting any Wellbore Operation, the plugging and abandoning of any dry hole resulting from such operation or any such well no longer capable of production in paying quantities, and the equipping of such wells for production, in each case including costs of mobilizing and demobilizing drilling and workover rigs to and from the wellsite if not charged to another operation, and overhead charged under the Applicable Operating Agreement with respect to the costs specifically described above, provided that “Eligible Costs” shall not include liabilities, losses, claims and damages associated with such activities or otherwise, and related costs of investigation, litigation, arbitration, administrative proceedings, judgment, award and settlement (including court and arbitration costs and reasonable attorneys’ fees), to the extent attributable to actual or claimed personal injury, illness or death, property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), environmental damage or contamination, other torts, breach of contract, violation of Law (or private rights of action under any Law), casualty or condemnation.

“Encumbrance” means a mortgage, lien, pledge, charge, or other encumbrance. “Encumber” and other derivatives shall be construed accordingly.

“Entitlement” means that quantity of oil and gas from the Subject Oil and Gas Assets for which a Development Party has the right to take delivery pursuant to the terms of any Applicable Operating Agreement, any other applicable agreement or applicable Law.

“EOC” has the meaning set forth in the Preamble.

“EPC” has the meaning set forth in the Preamble.

Schedule 3.12-5

“Escrow Account Balance” has the meaning set forth in Exhibit H.

“Escrow Deposit Account” has the meaning set forth in Exhibit H.

“Excluded Asset” has the meaning set forth in the Purchase Agreement.

“EXCO” has the meaning set forth in the Preamble.

“EXCO Operator” means: (a) EOC, with respect to those Leases in the East Texas/North Louisiana Area in which EOC has an interest as of the Effective Date and is the operator thereof and that are governed by an Applicable Operating Agreement; (b) EPC, with respect to those Leases in the East Texas/North Louisiana Area in which EPC has an interest as of the Effective Date and is the operator thereof and that are governed by an Applicable Operating Agreement; and (c) EOC, with respect to those Leases in the East Texas/North Louisiana Area in which at least EOC or EPC and at least one other non-Affiliate Development Party acquires an interest from and after the Effective Date and that become subject to an Applicable Operating Agreement.

“Existing EXCO Credit Facility” means the arrangements contemplated in that certain Amended and Restated Credit Agreement dated March 30, 2007 between EXCO Partners Operating Company, LP (now EOC) and JPMorgan Chase Bank, N.A. and other lenders, as the same may be amended, modified or supplemented from time to time.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“HSSE” shall mean Health, Safety, Security and Environmental.

“HSSE Management System” has the meaning set forth in Section 4.10(c).

“HSSE Plan” has the meaning set forth in Section 4.10(b).

“HSSE Principles” has the meaning set forth in Section 4.10(a).

“Initial Three Year Period” has the meaning set forth in Section 7.1(a).

“Joint Development Interest” means, with respect to a Development Party, all of such Development Party’s leasehold, working or mineral fee interest and obligations with respect to Subject Oil and Gas Assets within the East Texas/North Louisiana Area.

“Joint Development Operations” means Development Operations in which all Development Parties participate.

“Joint Development Operating Agreement” has the meaning set forth in Section 3.4.

Schedule 3.12-6

“Joint Development Operator” means the operator appointed pursuant to Section 3.6.

“Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Lease” means any oil and gas lease, oil, gas and mineral lease or sublease, royalty, overriding royalty, production payment, net profits interest, mineral fee interest, carried interest, mineral servitude or other right to oil and gas in place.

“Maintaining Development Party” has the meaning set forth in Section 9.3.

“Material Event” means shall mean with respect to Joint Development Operator, that Joint Development Operator or any direct or indirect parent of Operator: (a) is dissolved (other than pursuant to an internal reorganization in the ordinary course of business which does not result in a change in Control of such entity); (b) becomes insolvent or is unable to pay its debts or fails to pay or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (e) has a resolution passed for its winding up, official management pursuant to an applicable statutory remedy or liquidation (other than pursuant to an internal reorganization in the ordinary course of business which does not result in a change in Control of such entity); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of its assets; (g) has a secured party take possession of all or a substantial portion of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or a substantial portion of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (h) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) through (g).

“Material Interest” means, with respect to any Development Party, any overriding royalty interest, production payment, net profits interest or similar interest that is carved out of such Development Party’s interests in the Subject Oil and Gas Assets, the Transfer of which interest would convey a material portion of the value of the Development Party’s interest in the Subject Oil and Gas Assets.

Schedule 3.12-7

“Non-Acquiring Development Party” has the meaning set forth in Section 9.2(a).

“Non-Budgeted Operation” has the meaning set forth in Section 4.4(f)

“Non-Releasing Development Party” has the meaning set forth in Section 9.3.

“Offered Interest” has the meaning set forth in Section 9.2(a).

“Offer Notice” has the meaning set forth in Section 9.2(a).

“Oil and Gas Assets” means all of the following, to the extent located within the East Texas/North Louisiana Area:

(a)	oil, gas and/or mineral leases, subleases, operating agreements granted by the Louisiana State Mineral Board, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other interests in oil, gas and/or minerals in place (collectively, “Oil and Gas Interests”), the leasehold estates created by Oil and Gas Interests, lands covered by Oil and Gas Interests (“Lands”), and interests in any pooled acreage, communitized acreage or units arising on account of Oil and Gas Interests or Lands pooled, communitized or unitized into such units (“Units”);

(b)	oil and gas wells and injection wells that have not been permanently abandoned located on Oil and Gas Interests, Lands or Units (“Wells”), and all Hydrocarbons produced therefrom or allocated thereto (Oil and Gas Interests, Lands, Units and Wells being collectively referred to hereinafter as “Properties”);

(c)	equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with Properties, including saltwater disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, upstream of the outlet flange in the tanks);

(d)	surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights;

(e)	water withdrawal and disposal and other permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority;

Schedule 3.12-8

(f)	contracts primarily relating to any of the other items identified in this definition;

(g)	imbalances at wellheads;

(h)	files, records, maps, information, and data, whether written or electronically stored, relating to any of the other items identified in this definition, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records and (v) production, facility and well records and data (including logs and cores);

(i)	geophysical and other seismic and related technical data and information;

(j)	liens and security interests securing payment for the sale or other disposition of Hydrocarbons produced from or allocated to Properties, including the security interests granted under Texas Uniform Commercial Code § 9.343; and

(k)	rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with other items identified in this definition.

“Operating Committee” means the committee created pursuant to Section 4.1.

“Operating Expense Multiplier” means, in the case of any Calendar Year (for purposes of this definition, the “relevant Calendar Year”), the amount obtained by dividing: (i) the number of active wells included in Joint Development Operations as of the end of the preceding Calendar Year, plus the number of wells anticipated to be drilled as Joint Development Operations in the relevant Calendar Year, minus the number of wells anticipated to be plugged and abandoned pursuant to Joint Development Operations in the first half of the relevant Calendar Year; by (ii) the number of active wells included in Joint Development Operations as of the end of the preceding Calendar Year.

“Operating Expenses” means costs and expenses reasonably necessary to continue operating, maintaining and producing wells and related surface equipment included in the Subject Oil and Gas Assets in a manner consistent with past practices, industry standards and applicable Law.

“Other Development Parties” has the meaning set forth in Section 8.2(a).

“Other Interest” means, with respect to any Development Party, any overriding royalty interest, production payment, net profits interest or similar interest that is carved out of such Development Party’s interests in the Subject Oil and Gas Assets, the Transfer of which interest would not convey a material portion of the value of the Development Party’s interest in the Subject Oil and Gas Assets.

Schedule 3.12-9

“Other Overhead Rates” has the meaning set forth in Section 3.12(f).

“Participating Interest” means each Development Party’s undivided share of the aggregate rights and obligations of the Development Parties (other than with respect to Sole Risk Development Operations) under the terms of this Agreement and under the terms of each Applicable Operating Agreement.

“Participating Party” means with respect to any Development Operation, a Development Party that is participating in such Development Operation, and with respect to any Development Operations Contract, a Development Party that is responsible, whether directly or indirectly, for any amounts payable under such Development Operations Contract.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Party Operator” means any Party or any of its Affiliates or, in the case where BG exercises its rights pursuant to Section 3.5(d) or Section 3.6(e), BG’s designee, serving in the role of operator under any Applicable Operating Agreement. In the case of BG’s designee, BG shall cause such designee to abide by the provisions of this Agreement applicable to a Party Operator in all respects.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Pre-Existing Operating Agreement” means a Third Party Operating Agreement where EXCO or an Affiliate of EXCO is the Party Operator thereunder and that is (a) in place prior to the Closing Date, or (b) is in place prior to the acquisition of the Oil and Gas Assets covered thereby by EXCO or any other Development Party.

“Purchase Agreement” means that certain Purchase and Sale Agreement by and between EXCO and BG, dated June 29, 2009, as amended.

“Releasing Development Party” has the meaning set forth in Section 9.3.

“Rental Notice” has the meaning set forth in Section 9.3.

“Secondee” means any employee of a Party seconded into the organization of Joint Development Operator or any of its Affiliates.

“Secondment Agreement” means the Secondment Agreement entered into by BG and EXCO as of the Closing Date in the form of Exhibit C attached hereto.

“Section 3.12 Rates” has the meaning set forth in Section 3.12(f).

“Shallow Rights” means those subsurface depths within the East Texas/North Louisiana Area that are at and above the base of (and including) the Cotton Valley formation at a measured depth of 9,650’, as identified by the Jonesville North A-17 well, API No. 42203343000000, recognizing that actual depth will vary across the East Texas/North Louisiana Area.

Schedule 3.12-10

“Sole Risk Development Operations” means Development Operations in which not all Development Parties participate.

“Subject Oil and Gas Assets” means all right, title and interest of the Development Parties within the East Texas/North Louisiana Area in and to the Oil and Gas Assets in which both Development Parties hold an interest, whether held on, or acquired at or after the Closing Date.

“Subsequent Operating Agreement” means an operating agreement entered into after the Closing Date among one or more third parties that are not Affiliates of the Development Parties and the Development Parties and under which EXCO or any Affiliate of EXCO will serve as operator.

“Tax Partnership” has the meaning set forth in Section 10.1.

“Technical Services” means services providing specific engineering, geoscience, land, or other exploration, development and/or producing professional skills, such as those performed by engineers, geologists, geophysicists, landmen, and technicians, required to handle specific operating conditions and problems for the benefit of Development Operations; provided, however, Technical Services shall not include general corporate overhead costs or those functions specifically identified as overhead in the Exhibit “C” to the Joint Development Operating Agreement. Technical Services may be provided by the Joint Development Operator or its Affiliates.

“Technical Services Costs” means salaries and wages of employees and Secondees of Joint Development Operator and its Affiliates providing Technical Services, together with those additional amounts chargeable under Articles II.2.B., C., D., E., F., G., and H. of Exhibit “C” to the Joint Development Operating Agreement with respect such employees and Secondees as direct labor costs.

“Third Party Operating Agreements” means those operating agreements, other than the Joint Development Operating Agreement, to which Persons other than the Development Parties and Joint Development Operator are parties and which burden the Subject Oil and Gas Assets within the East Texas/North Louisiana Area.

“Third Party Prepared Information” has the meaning set forth in Section 3.10(a).

“Total Amount in Default” means, as of any time, the following amounts: (a) the amounts that the Defaulting Party has failed to pay under the terms of this Agreement and the Associated Agreements as of such time; and (b) any interest at the Default Interest Rate accrued on the amount under (a) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount under (b) from the time this amount is incurred by the Affected Party until paid in full by the Defaulting Party.

Schedule 3.12-11

“Transfer” means any sale, assignment, or other disposition by a Development Party of all or any part of its Joint Development Interest or any other interest in the Subject Oil and Gas Interests excluding (a) any disposition resulting from a direct or indirect Change in Control of a Party, or a change in Control created by a change in Control of the ultimate parent company of such Party, (b) any disposition resulting from a Credit Facility Foreclosure, and (c) any Encumbrance.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unaffiliated Participating Party” has the meaning set forth in Section 4.7(b).

“Unpaid Carried Costs Percentage” means, as of any time, the product of 100% times the amount obtained by dividing the Carried Costs Balance as of such time by the Carried Costs Obligation.

“Wellbore Operation” means, as such terms are defined or used in the Applicable Operating Agreement, the sidetracking, deepening, plugging back or recompleting of a wellbore.

“Wholly-Owned Affiliate” means, with respect to any Party, an Affiliate of such Party that is wholly owned, directly or indirectly by the ultimate parent of such Party.

“Working Interest” means with respect to any Development Party and any Development Operation in which such Development Party is participating, such Development Party’s working interest (to the 8/8ths) in such Development Operation.

Schedule 3.12-12